UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
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MOTORCAR PARTS OF AMERICA, INC.
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Dear Valued Shareholders:
We achieved record sales and strong profitability for the fourth quarter and for Fiscal 2021, despite the significant impact of the COVID-19 global pandemic.
Consistent with an unwavering commitment to enhancing shareholder value, we have made tremendous progress in reaching our near- and long-term strategic goals, and I wish to use this opportunity to share some brief thoughts as a preface to our annual proxy statement.
Strategic Product Line Expansion
As we begin our Fiscal 2022, we are excited by the Company’s position across multiple non-discretionary product lines in a $6.0 billion market at the retail level. The outlook for hard parts replacement remains positive, despite extraordinary global health issues and challenges. In addition, the electric vehicle marketplace is fast evolving – which will benefit the Company’s electric vehicle subsidiary. We believe both of these businesses provide our shareholders with exciting opportunities, as transportation needs and driving options evolve.
We are beginning to reap the benefits of a carefully thought out strategy and execution to expand our business in the aftermarket hard parts business while entering and positioning ourselves for accelerated profitable growth in the original equipment electric vehicle market to complement the Company’s significant market share within the rotating electrical category – particularly as our brake-related product offerings and electric vehicle suite of development and diagnostic equipment gain momentum. In short, today the Company’s footprint in Mexico has tripled to support accelerated growth and profitability goals, supported by expanded capacity and production in Malaysia. In addition, we expect exponential growth in our EV business in our D&V USA and Canada subsidiaries, albeit from a small base.
Committed to the Environment, Social and Corporate Responsibility
Motorcar Parts of America is a dedicated, responsible corporate citizen and we strive to be an environmental leader. We have ongoing polices to better manage resources, improve operating efficiencies, and promote conservation. We are constantly focused on opportunities to improve and leverage the Company’s position as a leader in the automotive aftermarket part industry -- particularly our expertise in remanufacturing, with inherent energy benefits compared with what is required by producing new parts. In addition, we are a significant recycler of all our materials used from copper to water.
We strive to promote a respectful workplace environment and believe in the importance of a diverse workforce, which today is one third female on a global basis. We are firmly committed to social responsibility – including proactive health and safety initiatives to protect employees, subsidized food programs, donations to community organizations, sponsorships of sport teams and weekend family events. We remain vigilant about proactively managing risk around COVID-19 in our operations as well as protecting our employees. Our human resources team continues to do an exceptional job keeping our global community informed with weekly scientific-based facts and updates regarding local and federal health recommendations and restrictions. At the same time, we are continuing efforts to get all of our employees and their family members vaccinated.
Our company has been run using the acronym OGSM, standing for Objective, Goals, Strategies and Measures. We have always been focused on a single objective of growing shareholder value. We develop goals and strategies which when executed will result in enhancing shareholder value. During the past year, we invested considerable time in revising and enhancing our annual incentive awards program for our employees, and implemented individualized goals and metrics based primarily on shareholder returns and incentive targets. We believe our efforts and these changes will properly reward and motivate our employees, which ultimately contributes to accomplishing our, “Objective”, of enhancing shareholder value.
I would be remiss if I did not emphasize that all our initiatives regarding strategic expansion, environmental, social and compensation programs have the full-support and involvement of our board of directors and include a current year and five-year outlook. We are proud of the diversity of our board -- which today is comprised of nine independent directors, four African Americans and two women.
A quick recap of goals that we achieved include the following despite being challenged by the COVID-19 pandemic;
✔	Implemented safety protocols in all of our global facilities -- including the United States, Mexico, Malaysia, Canada, China, and India
✔	Reported record revenue, strong profitability, and positive cash flow along with solid liquidity
✔	Reduced our net debt by approximately $37.6 million and reduced our leverage ratio
✔	Completed a state-of-the-art 410,000 square foot distribution center in Mexico
✔	Completed state-of-the-art brake caliper remanufacturing facilities and infrastructure, including core sorting and distribution
✔	Established new, low-cost brake booster remanufacturing operations in Mexico
✔	Opened a new manufacturing facility for wheel hubs and bearings in Malaysia
✔	Completed a full-quality control lab in China
✔	Entered key strategic partnerships for our EV initiatives, positioning ourselves for excellent growth opportunities
✔	Announced and received numerous EV product orders, highlighting our success of these strategic initiatives
✔	Successfully launched new product lines
✔	Received commitments for new business, paving the way for a sales run rate of near $600 million
✔	Received multiple customer awards recognizing our value-added service and commitment
In summary, we are proud of our accomplishments and look forward to reporting further milestones in the quarters ahead. We appreciate your continued support.
Stay Safe and Healthy.
Sincerely,

Selwyn Joffe
Chairman, President and Chief Executive Officer

MOTORCAR PARTS OF AMERICA, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 13, 2021
To Our Shareholders:
We will hold our annual meeting of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on
September 13, 2021, at 10:00 a.m. (PT) at the offices of the Company at 2929 California Street, Torrance, California 90503. As further described in the accompanying Proxy Statement, at this meeting we will consider and act upon:
(1)	The election of the ten directors named in the accompanying proxy statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;
(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the Fiscal year ending March 31, 2022;
(3)	The approval, on a non-binding advisory basis, of the compensation of our named executive officers (say on pay); and
(4)	The transaction of such other business as may come properly before the meeting, or any meetings held upon adjournment or postponement of the meeting.
Our Board of Directors (the “Board”) has fixed the close of business on July 20, 2021, as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment or postponement of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our Annual Report on Form 10-K for the year ended March 31, 2021, that we filed with the Securities and Exchange Commission on June 14, 2021, is enclosed with this notice, but is not part of the proxy soliciting material.
We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
to be Held on September 13, 2021.
Our proxy statement and our Annual Report on Form 10-K for the year ended March 31, 2021, that we filed with the Securities and Exchange Commission on June 14, 2021, are available at https://materials.proxyvote.com/620071.
By order of the Board of Directors

Juliet Stone,
Secretary

Torrance, California
July 29, 2021

YOUR VOTE IS EXTREMELY IMPORTANT
In order to assure your representation at the Annual Meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying Proxy Statement. If you decide to attend the Annual Meeting and vote in person, any previous vote by proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.
YOUR vote is extremely important.
If you have questions or need assistance voting your shares, please contact:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Your vote is extremely important, no matter how many or how few shares you own. Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed proxy card in the enclosed postage-paid envelope by following the instructions provided on the enclosed proxy card to be sure that your shares are voted at the Annual Meeting.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, California 90503
GENERAL INFORMATION
We are making this proxy statement available, on or about July 29, 2021, in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our annual meeting of shareholders, which we will hold at 10:00 a.m. (PT) on September 13, 2021, at the offices of the Company at 2929 California Street, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The record date for the meeting is the close of business on July 20, 2021. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment or postponement of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 212-7910. The date of this Proxy Statement is July 29, 2021.
A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, or online at www.proxyvote.com, to ensure that your shares will be voted at the meeting. If you are a shareholder of record, you may revoke your proxies at any time prior to the voting at the meeting by submitting a later dated proxy, giving timely written notice of revocation to our secretary or attending the meeting and voting in person. If you are a holder in street name, you may revoke your proxy by following the specific voting directions provided to you by your bank, broker or other intermediary to change or revoke any instructions you have already provided to your bank, broker or other intermediary.
Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:
•	for our Board of Directors’ slate of nominees;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2022;
•	for the approval on a non-binding advisory basis of the compensation of our named executive officers (“NEOs”); and
•	as recommended by our Board of Directors with regard to all other matters, in its discretion.
Our only voting securities are the outstanding shares of our common stock. At the record date, we had 19,116,636 shares of common stock outstanding and approximately 10 shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.
For each share of common stock, you hold on the record date, you are entitled to one vote on each of the matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present but will not be counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter.

Pursuant to our Amended and Restated By-Laws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. In contested elections where the number of nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.
We also have adopted a director election and resignation policy (the “Director Election Policy”). The Director Election Policy requires an incumbent director, in order to be nominated by our Board of Directors for re-election as a director, to tender an irrevocable resignation effective upon (1) the failure to receive the required number of votes for re-election and (2) the acceptance of the director’s resignation by our Board of Directors. The Nominating and Corporate Governance Committee of our Board of Directors will assess the appropriateness of such nominee continuing to serve as a director and will recommend to our Board of Directors the action to be taken with respect to such tendered resignation. The Director Election Policy requires that we promptly disclose the decision of our Board of Directors with respect to the tendered resignation in a filing with the Securities and Exchange Commission (the “SEC”) of a current report on Form 8-K.
The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve Proposal No. 2 (ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2022). The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve, on a non-binding advisory basis, Proposal No. 3 (advisory vote on the compensation of our named executive officers). An abstention from voting on these matters will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against these matters, it will have no effect on the outcome of the vote. Broker non-votes will not be counted and will have no effect on the outcome of the voting for these matters.
We will pay for the cost of preparing, assembling, printing, and mailing this proxy statement and the accompanying form of proxy to our shareholders, if requested, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in nominee name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement this solicitation of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors, and employees for these activities. We have engaged MacKenzie Partners, Inc. as our proxy solicitor to solicit proxies for us, at an anticipated cost of approximately $25,000. In addition to the use of mail, solicitation may be made by our proxy solicitor or our employees personally or by telephone, facsimile, or electronic transmission.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We are asking our shareholders to elect ten members to serve on our Board of Directors for a one-year term of office or until their respective successors are elected and qualified. Our Board of Directors has nominated the ten individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.
Each of our nominees, Selwyn Joffe, Scott J. Adelson, Rudolph J. Borneo, Philip Gay, Barbara Whittaker, Duane Miller, Jeffrey Mirvis, Dr. David Bryan, Joseph Ferguson, and Jamy P. Rankin, is currently serving as a director, and other than Jamy P. Rankin, each of our nominees was elected at our last annual meeting of shareholders. Our directors will hold office until the next annual meeting of shareholders, or until their successors are elected and qualified.
The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.
No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director.
The Board of Directors recommends that shareholders vote FOR each of the nominees named below.
Information Concerning our Board of Directors and our Nominees to our Board of Directors
The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:
Selwyn Joffe, 63, has been our Chairman of the Board of Directors, President and Chief Executive Officer since February 2003. He has been a director of our Company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and Chief Executive Officer of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and Chief Executive Officer of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, Inc., a roll-up of amusement parks and served as its President and Chief Operating Officer until August 2000. Prior to the founding of Palace Entertainment, Inc., Mr. Joffe was the President and Chief Executive Officer of Wolfgang Puck Food Company from 1989 to 1996. Mr. Joffe serves on the board of directors of the California, Arizona and Nevada Automotive Wholesaler’s Association (CAWA), an industry trade association. Mr. Joffe was a founding director of MERA (Motor and Equipment Remanufacturers Association). Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is a Certified Public Accountant. As our most senior executive, Mr. Joffe provides the Board of Directors with insight into our business operations, management and strategic opportunities. His history with our Company and industry experience has led the Board of Directors to conclude that he should serve as a director of our Company.
Scott J. Adelson, 60, joined our Board of Directors on January 4, 2008. Mr. Adelson is also a director and member of the special committee and compensation committee of QAD Inc., a public software company since April 2006. Mr. Adelson is Co-President, Global Co-head of Corporate Finance and a Senior Managing Director for Houlihan Lokey, a leading international investment bank and has served on the firm’s board of directors since 2000. During his 30 plus years with the firm, Mr. Adelson has helped advise hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions. Mr. Adelson has written extensively on a number of corporate finance and securities valuation subjects. He is an active member of Board of Directors of various privately held middle-market businesses, as well as several recognized non-profit organizations. Mr. Adelson holds a bachelor’s degree from the University of Southern California and a Master of Business Administration degree from the University of Chicago, Graduate School of Business. Mr. Adelson’s broad business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as a director of our Company.
Rudolph J. Borneo, 80, joined our Board of Directors on November 30, 2004. Mr. Borneo chairs our Compensation Committee. Mr. Borneo retired from R.H. Macy’s, Inc. on March 31, 2009. At the time of his retirement, his position was Vice Chairman and Director of Stores of Macy’s West, a division of R.H. Macy’s, Inc. Mr. Borneo served as President of Macy’s California from 1989 to 1992 and President of R.H. Macy’s West from 1992 until his appointment as Vice Chairman and Director of Stores in February 1995. In addition, Mr. Borneo is currently Board

Chairman of Smoke Eaters Hot Wings Inc., a privately held company. He earned a Bachelor of Science degree in business administration from Monmouth University. Mr. Borneo’s extensive experience in management of employees, organizational management, general business and retail knowledge and financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.
Dr. David Bryan, 69, joined our Board of Directors on June 9, 2016. Dr. Bryan is a member of our Compensation and Nominating and Corporate Governance Committees. Dr. Bryan currently directs The Center for The Common Good, a joint venture of The Herb Alpert Foundation and New Roads School to incubate creative innovation in business, education and community partnerships. In addition, Dr. Bryan consults privately with several San Francisco and Los Angeles based not-for-profit and for-profit businesses on matters of board and workplace organization, employee training and online education, and generational workplace dynamics. He taught part time in the Economics Department of University of California at Santa Cruz from 2014 to 2020. Dr. Bryan was Co-founder and Founding Head of New Roads School from 1995 to 2013. Dr. Bryan is currently the Chair of the Board of the Ojai Foundation and the Chair of the Governance Committee at Brave New Films. Dr. Bryan received a B.A. from the State University of New York at Stony Brook, an M.S. from the University of California at Los Angeles and a J.D. and Ph.D. from the State University of New York at Buffalo. Dr. Bryan’s extensive experience in the education industry and a variety of businesses, as well as his extensive experience with information security, have led the Board of Directors to conclude that he should serve as a director of our Company.
Joseph Ferguson, 54, joined our Board of Directors on June 9, 2016. Mr. Ferguson is our Lead Independent Director, and a member of our Audit Committee. Mr. Ferguson is a Co-Founder and Managing Partner at Vicente Capital Partners, a Los Angeles-based investment firm providing capital to privately held growth companies across North America. Prior to co-founding Vicente in 2009, Mr. Ferguson was a partner at Kline Hawkes & Company, which he joined at the firm’s inception in 1995. Mr. Ferguson began his career as an investment banker for Merrill Lynch & Co where he was a member of the Energy and Natural Resources Group and the General Corporate Finance Group. From 1989 to 1994, he worked on over 30 public and private transactions for numerous emerging growth and middle market companies. Mr. Ferguson currently serves on the board of directors of SMT and Intellectual Technology, Inc., each of which is privately held. Mr. Ferguson received a B.B.A in Finance from Southern Methodist University and an M.B.A from the UCLA Anderson School of Management. Mr. Ferguson’s business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as a director of our Company.
Philip Gay, 63, joined our Board of Directors on November 30, 2004. He chairs our Audit Committee. Mr. Gay currently serves as Managing Director of Triple Enterprises, a business advisory service firm that assists mid-cap sized companies with financing, mergers and acquisitions and strategic financing, which he had previously managed from March 2000 until June 2004. From April 2018 through January 2020, Mr. Gay served as co-CEO of Giggles N Hugs, Inc., a publicly traded company. From March 2015 to May 2015 Mr. Gay served as a director and chief executive officer at Diego Pellicer Worldwide Inc., a publicly traded company. From July 2006 until June 2010, Mr. Gay served as President, Chief Executive Officer and a Director of Grill Concepts, Inc., a company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously he has served as chief financial officer for California Pizza Kitchen (1987 to 1994) and Wolfgang Puck Food Company (1994 to 1996), and he has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay is also a retired Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics. Mr. Gay’s leadership experience, general business knowledge, financial literacy and expertise, accounting skills and competency and overall financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.
Duane Miller, 74, joined our Board of Directors on June 5, 2008. Mr. Miller is now a consultant to the Flint & Genesee Chamber of Commerce. Prior to consulting, he was their Chief Operating Officer and Executive Vice President of the Flint & Genesee Chamber of Commerce from October 2009 to October 2017, focusing on Economic, Business and Community Development, and After-School Programs. Prior to joining the Flint & Genesee Chamber of Commerce, he was employed by the City of Flint, Michigan, as the Director of Government Operations, from February 2009 to August 2009. Mr. Miller retired from General Motors Corporation in April 2008 after 37 years of service. At the time of his retirement, Mr. Miller served as executive director, GM Service and Parts Operations (“SPO”) Field Operations where he was responsible for all SPO field activities, running GM Parts (OE), AC Delco

(after-market) and GM Accessories business channels, as well as SPO’s Global Independent Aftermarket. Mr. Miller served on the Board of Directors of OEConnection, an automotive ecommerce organization focused on applying technology to provide supply chain solutions and analysis. He previously served on the Boards of Directors for: McLaren Regional Medical Center in Flint, Michigan, the Genesee Health Coalition, and the Prima Civitas Foundation, headquartered in Lansing, Michigan. His experience also includes serving on the Boards of Directors and a member of its audit and compensation committees of the Urban League of Flint, Michigan, the Boys and Girls Club of Flint, Michigan and the Flint/Genesee County Convention and Visitor’s Bureau. Mr. Miller earned a Bachelor of Science degree in marketing from Western Michigan University, and attended the Executive Development Program at the University of California Berkeley, Haas School of Business. Mr. Miller’s significant experience with the automotive parts industry, combined with his organizational, management and business understanding, have led the Board of Directors to conclude that he should serve as a director of our Company.
Jeffrey Mirvis, 57, joined our Board of Directors on February 3, 2009. Mr. Mirvis is a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Mirvis is currently the Chief Executive Officer of MGT Industries, Inc. (“MGT”), a privately held apparel company based in Los Angeles. As Chief Executive Officer of MGT, Mr. Mirvis successfully moved all production and sourcing to Asia. During his twenty-year tenure as chief executive, Mr. Mirvis has gained valuable knowledge of manufacturing in Asia. Prior to joining MGT in 1990, Mr. Mirvis served as a commercial loan officer at Union Bank of California following his completion of the Union Bank of California’s Commercial Lending Program. He earned a Bachelor of Arts degree in economics from the University of California at Santa Barbara. He served as a board member of Wildwood School in Los Angeles, for nine years. Mr. Mirvis’ international business experience, operational and production expertise, leadership experience and organizational management have led the Board of Directors to conclude he should serve as a director of our Company.
Jamy P. Rankin, 58, jointed our Board of Directors on December 30, 2020. Ms. Rankin is currently the President and CEO of The Rankin Group, LLC and the Co-owner and General Manager of the River Forest Country Club. Ms. Rankin retired from Ford having worked there in roles of increasing responsibility from 2001 to 2016. She last served as the President and Chief Executive Officer of Ford Component Sales, LLC from 2012 to 2016. As President and CEO, she led the company through double digit growth for three consecutive years through collaboration, market penetration and product offering expansion while managing four operational divisions and supporting functions including finance, engineering, information technology, and human resources. She also created a strategic plan for international growth in Brazil, China, and Mexico. From 2010 to 2012, she served as Global Director of strategy and vehicle personalization where she created an aggressive strategic plan, which resulted in significant growth in vehicle accessory sales, while reducing costs. Before arriving at Ford, she led marketing and sales organizations at Case New Holland and Navistar. Ms. Rankin currently serves on the boards of Bronner Brothers Inc., and the visiting committee at the University of Pittsburgh, school of engineering. She was previously recognized as one of the top African American women in the automotive industry in On-Wheels magazine. Ms. Rankin received her Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh and her Master of Marketing and Strategy degree from the University of Chicago.
Barbara L. Whittaker, 70, joined our Board of Directors on February 21, 2017. Ms. Whittaker chairs our Nominating and Governance Committee. Ms. Whittaker is a business strategist and procurement and supply chain expert with extensive experience in the automotive industry, with both original equipment manufacturers and suppliers, and in the aftermarket. In 2010 Ms. Whittaker founded BW Limited LLC, which provides companies business and procurement strategies that lead to improved performance. Previously, Ms. Whittaker worked for the General Motors Corporation and Delphi Automotive in leadership positions of increasing responsibility. Prior to her retirement from General Motors, Ms. Whittaker’s position was Executive Director of Global Purchasing. Ms. Whittaker previously served in Chevrolet’s Division of General Motors Corporation in Production Control and Scheduling, with an emphasis on Supply Chain. Ms. Whittaker holds a Bachelor of Industrial Administration degree from General Motors Institute (now Kettering University), MBA degree from Wayne State University, and has also completed the Advanced Management Program at INSEAD in France, and the Executive Development program at University of Michigan. In addition to this formal education, she holds Six Sigma Green Belt certification and is well versed in lean production systems (including General Motors’ Global Manufacturing System). She currently serves on the board of directors of ChannelNet and has also held board of director’s positions for Detroit Manufacturing Systems and Piston Group, each of which is privately held. Ms. Whittaker’s automotive experience, supply chain expertise, leadership experience and organizational management have led the Board of Directors to conclude that she should serve as a director of Company.

Corporate Governance Overview
Our corporate governance policies and practices reflect our values and allow our Board to effectively oversee the Company in the interest of creating long-term value. The key elements of our program and their benefits to our shareholders are described below.
OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR SHAREHOLDERS
SHAREHOLDER RIGHTS
Annual Election of Directors	Our directors are elected annually, allowing our shareholders to hold them accountable for the discharge of their duties.
Single Class of Outstanding Voting Stock	We have no class of preferred stock outstanding, meaning our common shareholders control our company, with equal voting rights. All common shareholders are entitled to vote for each proposal.
Majority Voting for Director Elections	We have a majority vote standard for uncontested director elections, which increases Board accountability to our shareholders.
Mandatory Director Resignation Policy	Incumbent directors must tender their resignation effective upon the failure to receive the required number of votes and the acceptance by our Board.
Ability to Amend Bylaws	Our shareholders have the ability to amend our bylaws by a majority vote.
No Exclusive Forum or Fee Shifting Bylaws
Our bylaws do not require that certain shareholder disputes be brought in a particular forum nor are shareholders required to pay our legal fees if they do not substantially prevail in any litigation brought against our company.

No Poison Pill	We do not have a shareholder rights plan (commonly referred to as a “poison pill”).
BOARD STRUCTURE
Governance Guidelines	Our Code of Business Conduct and Ethics provide shareholders with information regarding the policies applicable to our Board and officers.
Majority Independent	Nine of our ten director nominees, or 90%, are independent, ensuring that our Board oversees our company without undue influence from management.
Lead Independent Director	Our Lead Independent Director is selected by our independent directors to preside at executive sessions of independent directors.
Director Ownership Guidelines	Under our ownership guidelines, directors are required to own stock worth 3x their annual cash retainer within approximately 5 years of joining the Board or the date of the guidelines.
Committee Governance
Our Board Committees have written charters and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board. Information is available on our website.

Overboarding	None of our directors serve on more than three public company boards.
Board Refreshment Process	Our Board or our Nominating and Governance Committee annually evaluates our directors and Board composition focused on the alignment of director skills and corporate strategy.
Performance Evaluations
Our Board’s Nominating and Corporate Governance Committee oversees a Performance Evaluations Access to Management and Experts Succession Planning performance evaluation of our Board and its Committees and leadership to ensure that they continue to serve the best interests of shareholders.

Access to Management and Experts
Our Board and Committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our company and experts to help them fulfill their oversight responsibilities on behalf of our shareholders.

Succession Planning
Our Board’s Compensation Committee and/or the full Board reviews senior executive successors to identify and develop our future leaders and ensure business continuity if any of these key employees were to leave our company.

Our Core Values
The mission of Motorcar Parts of America is to be The Global Leader for Parts and Solutions that Move Our World Today and Tomorrow — driven by an EPICQ set of core values embraced by our employees and directors:
E – Excellence
P – Passion / Productivity
I – Integrity / Innovation
C – Community
Q – Quality
Environmental, Social Responsibility and Corporate Governance
The Company is a dedicated, responsible corporate citizen and an environmental leader, with policies focused to better manage resources, improve operating efficiencies, and promote conservation.
Highlights of MPA’s ESG Commitments:
•	Leveraging the Company’s leadership and more than 50-year history in remanufacturing to further improve the Company’s global environmental footprint. Examples include:
○	State of the art remanufacturing facilities in Torrance, California and Tijuana, Mexico which recycle almost all materials from copper to water
○	A new state-of-the art distribution center at the Company’s Tijuana, Mexico facility utilizing high-tech, energy efficient forklift machinery and a centralized recharging operation.
○	Opportunities to consolidate product shipments to customers -- reducing fuel consumption with related air quality improvements.
•	Board diversity
Our board is ethnically diverse and comprised of nine independent directors
Four African Americans, including two women.
•	A focus on increasing employee diversity to exceed the current more than one third female workforce on a global basis.
•	Promoting a respectful workplace environment has contributed to an employee retention rate of more than 93%
•	Honoring traditions and customs of the communities where we have a presence.
•	SMART (specific, measurable, attainable, realistic, and time-bound) performance metrics tied to incentive/bonus policies.
•	Strong culture of quality and innovation.
Our Environmental Commitment in Practice
Since its establishment in 1968, environmental and sustainable processes have been a hallmark of the Company.
With the potential to reduce material and energy consumption by up to 95 percent, industry sources believe that remanufacturing is the most efficient and sustainable process for producing aftermarket replacement parts, making MPA’s business practices green by nature, supported by the processes noted below.
Highlights of the Company’s eco-friendly remanufacturing processes and its industry leadership, include:
•	Sorting the broken-down units returned by customers utilizing an innovative and efficient core-sorting process.
•	Reconditioning and re-utilizing durable components after passing rigorous testing processes.
•	Savings of approximately 58 tons of raw materials in fiscal 2020, due to a reduction in the required materials in the remanufacturing production process, compared with new product processes.
•	Recycling of approximately 370,000 tons of water per year.
•	Recycling of 298 tons of cardboard and 2,147 tons of metal from our Torrance facility alone.

How Remanufacturing Can Address Climate Change
The remanufacturing process preserves the energy required in forging and forming durable components, an advantage to recycling alone; and it allows for recycling of metal scrap, such as copper, aluminum, and steel. Equally important, by reclaiming and reconditioning components, the remanufacturing process also conserves the energy and materials that would be required to create new parts. Manufacturing one new starter for instance requires more than 10 times the amount of energy and nine times the number of materials compared with producing remanufactured parts. Manufacturing a new alternator requires approximately seven times the amount of energy and eight times the amount of raw material necessary to produce a remanufactured part. As highlighted above, the Company reduced raw material usage in manufacturing by nearly 58 tons in fiscal 2020 through its remanufacturing process. The energy savings translates into lower carbon dioxide output and overall lower consumption. In fact, industry sources estimate, remanufactured products conserve roughly the equivalent of 400 trillion BTUs of energy per year. The remanufacturing process employed by MPA takes real steps to mitigate the effects of climate change, by drastically reducing the greenhouse gas emissions that are normally generated by producing new parts.
Committed to Social Responsibility in Action
Motorcar Parts of America is firmly committed to social responsibility. While safety, respect and inclusion have always been fundamental to the Company, these qualities are more important than ever given the global pandemic and the impact it is having on employees, family members, and the community at large. Medical professionals are onsite or within close proximity to the Company’s operations, and management is doing everything possible to address the challenges, including onsite vaccination. In addition, socially responsible initiatives include subsidized food programs for certain employees and donations to community organizations, sponsorship of sport teams and weekend family events, which hopefully will become possible again as the Company and the world recovers.
Human Rights Policy
As part of our Supplier Code of Conduct, suppliers are required to acknowledge compliance with MPA’s polices, and state, federal and international law, as applicable. MPA expects its suppliers to comply with all applicable laws, rules, and regulations, including, without limitation, the specific laws, rules, and regulations referenced below, and to refrain from any illegal conduct, including, without limitation, conduct that is illegal under the U.S. Foreign Corrupt Practices Act and applicable foreign anti-bribery laws. The Company expects its domestic and international suppliers to abide by the U.S. Department of Treasury, Office of Foreign Assets Control (OFAC) – Sanctions Programs.
Health and Safety
MPA’s operations in Torrance, California follows all local, state, and federal laws. Management conducts ongoing audits, evaluations and reports accordingly. Our wholly owned Canadian subsidiaries’ health and safety policies are reviewed and approved annually by management teams, as per the ESA and the Ontario Occupational Health & Safety Act. Monthly and quarterly meetings and inspections are conducted with the Company's safety committees. Management reviews all health and safety issues monthly and creates a report; Our operations in Malaysia follow similar procedures and comply with local regulations including health and safety requirements.
Governance Policies and Guidelines
We have adopted a Code of Business Conduct and Ethics that provides policies for various matters relating to the conduct of our business, including the following key matters:
•	compliance with governmental laws, rules and regulations
•	confidentiality
•	conflicts of interest and corporate opportunities
•	insider trading, which is supplemented by a robust policy applicable to the Company’s directors, officers and employees.
•
director qualifications, including a statement that the Company seeks directors with a diverse set of expertise and experience, that the Company values integrity and the ability to work with other members of the board and senior management, and also that the Company will take into account the diversity of a candidate’s perspectives, background and other demographics and characteristics.

The Code of Business Conduct and Ethics is filed with the SEC and a copy is posted on our website at www.motorcarparts.com. We intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waivers. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request addressed to the Corporate Secretary at Motorcar Parts of America, Inc., 2929 California Street, Torrance, CA 90503.
Our Board has adopted a number of other policies and guidelines that are intended to ensure good governance and the alignment of interests between the directors and management, on the one hand, and shareholders on the other. Among the written policies are:
•
Related Person Transaction Policy. This policy makes certain material transactions between a company and related persons subject to approval or ratification in order to avoid conflicts of interest or the perception thereof. The policy includes the following terms:

•	“Related Person” includes directors, executive officers, beneficial owners of more than 5% of the
•	Company’s securities, immediate family members of the foregoing, and other related entities.
•	$120,000 materiality threshold for applicability of the policy.
•	The policy requires annual Audit Committee status reports on related person transactions.
•
Various types of transactions are automatically pre-approved under the policy, including regular executive compensation reported on the Company’s proxy statement pursuant to Item 402 of Regulation S-K and ordinary-course transactions where a related person owns 10% or less of the equity interest in another party to the related party transaction.

•
Clawback Policy. This policy allows the Company to recoup certain compensation awards paid to executives in the event of restatement of the financial results upon which the awards were based. The policy includes the following terms:

•
The policy is triggered when there is a restatement to the Company’s financial statements to correct a material error that the Board or Compensation Committee determines is a result of fraud or intentional misconduct of a participant in the Company’s incentive plans.

•	The policy applies to all bonuses, incentive compensation, and equity-based awards granted after the end of Fiscal 2017.
•
Stock Ownership Guidelines. These guidelines were adopted on February 17, 2017, and clarified on January 20, 2021. They serve to align the interests of directors and officers with those of our shareholders by requiring them to acquire and hold an amount of stock with an aggregate market value equal to a specified multiple of their base salary or cash retainer (as applicable). The guidelines allow: 1) unvested restricted stock vesting purely on a time basis, 2) shares held in trust and 3) vested in the money stock options to be counted toward the stock owned under the guidelines. Once a director and/or officer meets the stock ownership guidelines they will not fall out of compliance based solely on a stock price decline.

The policy includes the following terms:
•
The Chief Executive Officer is expected to hold, within approximately 5 years after attaining his or her position or the date of the guidelines, shares of Company common stock worth 3 times his or her base salary.

•
Named executive officers other than the Chief Executive Officer are expected to hold, within approximately 5 years after attaining their position or the date of the guidelines, shares of Company common stock worth 2 times their base salary.

•
Each non-employee director is expected to hold, within approximately 5 years after attaining his or her position or the date of the guidelines, shares of Company common stock worth 3 times his or her annual cash retainer.

•	As of March 31, 2021, Mr. Joffe held shares of Company common stock worth well in excess of 3 times his base salary, Mr. Lee, Mr. Schooner, Mr. Mochulsky and Ms. Stone each held shares of

Company less than 2 times their respective base salaries. As of March 31, 2021, all of our non-employee directors, except for our new director Ms. Rankin, held shares of Company common stock worth 3 times his or her annual cash retainer. The directors and officers have until at least February 17, 2022 to meet the stock ownership guidelines. Ms. Stone has until September 11, 2024 and Ms. Rankin until December 30, 2025.
Certain Relationships and Related Transactions
As discussed above, we have a written policy applicable to any transaction, arrangement or relationship between us and a related party. Our practice with regards to related party transactions has been for our Audit Committee to review, approve and/or ratify such transactions as they arise in accordance with the policy.
Director Independence, Board of Directors and Committees of the Board of Directors
Board Independence. Each of Scott Adelson, Rudolph J. Borneo, Dr. David Bryan, Joseph Ferguson, Philip Gay, Duane Miller, Jeffrey Mirvis, Jamy P. Rankin and Barbara J. Whittaker are independent within the meaning of the applicable SEC rules and the NASDAQ listing standards, and all of our committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards.
Board Leadership Structure. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of our Company to make that determination based on the position and direction of our Company and the membership of the Board of Directors. The roles of Chairman of the Board and Chief Executive Officer are currently held by the same person, Selwyn Joffe. The Board of Directors believes that Mr. Joffe’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its shareholders. Mr. Joffe possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and its business and is in the best position to develop agendas that ensure that our Board of Directors’ time and attention are focused on the most critical matters. We believe that our Company has been well served by this model because the combined role of Chairman of the Board and Chief Executive Officer has ensured that our directors and senior management act with a common purpose and in the best interest of our Company. This model enhances our ability to communicate clearly and consistently with our shareholders, employees, customers and suppliers.
Lead Independent Director. Our Board has appointed Joseph Ferguson as our Lead Independent Director to preside at executive sessions of independent directors.
Board’s Role in Risk Oversight. Our Board of Directors as a whole has responsibility for risk oversight with certain categories of risk being reviewed by particular committees of the Board of Directors, which report to the full Board of Directors as needed. The Audit Committee reviews the financial risks, including internal control, audit, information and cyber security, financial reporting and disclosure matters including related person transactions, by discussing these risks with management and our internal and external auditors. The Compensation Committee reviews risks relating to our executive compensation plans and arrangements, human capital management, succession planning, corporate culture and diversity, equity, and inclusion. The Nominating and Corporate Governance Committee reviews risks related to our governance structure and processes, and our overall response to environmental, social and governance (ESG) issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about our overall risk profile and is charged with strategic planning oversight and risk mitigation. We believe this structure is appropriate for the Company as it assigns specific areas of risk and its mitigation to the committee best suited to understand and proactively manage such risk as part of its overall oversight of the Company, while having the full Board charged with oversight of the Company’s overall risk profile and mitigation.
Attendance of Board and Committees. Our Board of Directors met twelve times during Fiscal 2021. Each of our then directors attended 75% or more of the total number of meetings of the Board of Directors and committees thereof during Fiscal 2021. Our last annual meeting of shareholders was held on September 2, 2020. All of our then directors attended our last annual meeting of shareholders. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.
Audit Committee. The current members of our Audit Committee are Philip Gay, Joseph Ferguson, and Jeffrey Mirvis, with Mr. Gay serving as chair. Our Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards. Our Board of Directors has also determined that Mr. Gay, Mr. Ferguson and Mr. Mirvis are financial expert within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, receives and accepts the reports of our independent registered public accountants, oversees our internal systems of accounting and management controls and makes recommendations to the Board of Directors concerning the appointment of our auditors. The Audit Committee met six times in Fiscal 2021.
Compensation Committee. The current members of our Compensation Committee are Rudolph Borneo, Dr. David Bryan, and Jeffrey Mirvis, with Mr. Borneo serving as chair. The Compensation Committee is responsible for developing our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our Chief Executive Officer and other senior officers and making determinations concerning the salary, bonuses and equity-based awards to be awarded to these officers, as well as human capital management, and management succession planning. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see “Compensation Committee Interlocks and Insider Participation.” The Compensation Committee met six times in Fiscal 2021.
Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Dr. David Bryan, Jeffrey Mirvis and Barbara Whittaker, with Ms. Whittaker serving as chair. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of applicable SEC rules. Our Nominating and Corporate Governance Committee is responsible for maintaining strong corporate governance within the board and the Company as a whole, as well as identifying, vetting and ultimately nominating candidates to our Board of Directors, Board succession planning, as well as oversight of our response to ESG issues. Our Nominating and Corporate Governance Committee met once during Fiscal 2021.
In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Corporate Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Our Company does not maintain a separate policy regarding the diversity of its board members. However, the Nominating and Corporate Governance Committee considers individuals with diverse and varied professional and other experiences for membership. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Corporate Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Corporate Governance Committee will retain full discretion in considering its nomination recommendations to our Board of Directors.
Engagement with Shareholders
We actively engage with our shareholders, in person, by phone and through written correspondence. During Fiscal 2021, we met via conference call / video with most of our largest shareholders and many other shareholders, rather than in person due to COVID-19. We take into account feedback received during those meetings and are constantly looking for ways to improve our productivity, corporate governance and executive compensation practices.
Shareholders expressed that a majority of equity awards granted to NEOs should be based on metrics that are directly related to enhancing shareholder value, thus we decided to make the majority of equity granted to NEOs performance-based and focused on driving shareholder value. We chose three key metrics, for the Company portion of the annual incentive award, including Pre-tax ROIC, EBITDA with certain adjustments as explained in Appendix A and Net Sales Run Rate. These three metrics are specific hot topics that our CEO, CFO and VP Investor Relations discussed with most of our shareholders. The Compensation Committee deemed that these key executable metrics in Fiscal 2021, were critical to the future success of the Company and would directly translate to building shareholder value.
The CEO’s performance based restricted stock grant was tied to goals focused on the vital need to 1) reposition our manufacturing and distribution model to low-cost areas while 2) sustaining growth in our core market, where we have exceptionally strong channel relationships, through our launch into the brake category. This category was specifically identified for the size of the market and for the sustainability of the brake category across numerous technologies including EV. In addition, this initiative was highly sponsored and encouraged by many of our customers. Numerous shareholders enquire about and encourage us to continue expanding our product offering and view this as key to building even greater shareholder value, (our stock price increased by 86 percent over Fiscal 2021 and even further after our Fiscal year end 2021 results were announced). In hindsight, our accelerated growth from our brake’s initiative proves to be of increasing importance and will pave the way for sustained growth and profitably. As we have now substantially completed these initiatives, we can translate performance metrics to direct execution of financial performance.
As such we included additional metrics important to our shareholders in Fiscal Year 2022 and we implemented even more specific targets that directly relate to enhancing shareholder value throughout our incentive compensation. In addition, we replaced stock options vesting ratably over three years based on the price of the stock and we granted performance stock units cliff vesting after three years with relative TSR as one of the three metrics.
In Fiscal 2021, the CEO, Executive Management and the Chair of the Compensation Committee reached out to shareholders -- representing more than 80 percent of ownership and receiving feedback from more than 70 percent. The Compensation Committee, CEO and General Counsel exchanged perspectives with the shareholders and listened carefully to their concerns. The dialog focused on incentive compensation based upon the company’s strategic initiatives versus metrics directly tied to short-term and long-term shareholder returns, as well as the need for incentive compensation to properly reflect the fiscal results of the Company.
As a direct result of shareholder feedback:
•	the Compensation Committee hired Willis Towers Watson to complete an overall review of our entire compensation program (Please see, Engagement of Compensation Committee Consultant section below);
•	the Board reconfigured the Committees limiting assignments for Committee Chairs, and reducing the number of committees each director served upon;
•
we heightened our commitment to and disclosure of our work relative to ESG, a natural fit for a company that focuses on remanufacturing and electrification of vehicles to substantially eliminate the automotive carbon footprint;

•	the Compensation Committee:
(a)
required shareholder return metrics be included in the Company and individual portion of each NEO’s annual incentive (bonus) metric in Fiscal 2021, and increased the weighting of such shareholder focused return metrics in Fiscal 2022;

(b)
required shareholder return metrics in a majority of the equity granted after such shareholder discussions, meaning the Fiscal 2022 grants, including grants of long-term performance restricted stock units vesting over three years instead of stock options vesting only with the passage of time;

(c)
The metrics for the CEO’s restricted stock grant for Fiscal 2021, include a balance of incentives for timely execution of the strategic initiatives discussed, and shareholder return metrics. The metrics for the CEO restricted stock grant in Fiscal 2022 focused on companywide metrics rather than strategic initiatives and include (Pre-tax ROIC, EBITDA with certain adjustments, and Net Sales).

Information about Our Non-Director Named Executive Officers
Our NEOs (other than executive officers who are also members of our Board of Directors), their ages and present positions with our Company, are as follows:
Name	Age	Position with the Company
David Lee	51	Chief Financial Officer
Richard Mochulsky	63	SVP, Sales and Marketing
Doug Schooner	52	Chief Manufacturing Officer, SVP, Operations for Under-the-Car Product Lines
Juliet Stone	48	Vice President, Secretary and General Counsel
Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers other than executive officers who are also members of our Board of Directors and significant employees is set forth below.
David Lee has been our Chief Financial Officer since February 2008. Prior to this, Mr. Lee served as our Vice President of Finance and Strategic Planning since January 2006, focusing primarily on financial management and strategic planning. Mr. Lee joined us in February 2005 as a Director of Finance and Strategic Planning. His primary responsibilities as Chief Financial Officer are treasury, budgeting and financial management. From August 2002 until he joined us in 2005, he served as corporate controller of Palace Entertainment, Inc., an amusement and water park organization. Prior to this, Mr. Lee held various corporate controller and finance positions for several domestic companies and served in the audit department of Deloitte LLP (formerly known as Deloitte & Touche LLP). Mr. Lee is a Certified Public Accountant. Mr. Lee earned his Bachelor of Arts degree in economics from the University of California, San Diego, and a Master’s in Business Administration degree from the UCLA Anderson School of Management.
Richard Mochulsky has been our Senior Vice President of Sales and Marketing since May 2019. Mr. Mochulsky joined the Company in 2005 as a Director of Traditional Sales, and became VP of Traditional Sales in 2009, before taking over the entire sales function in 2011 as VP of Sales. He was promoted to SVP of Sales in 2015. Mr. Mochulsky has been in the auto parts business since 1979, starting his career at Dayco Rubber Company, before taking positions at Four Seasons a division of Standard Motor Parts, and Compressorworks.
Douglas Schooner has been our Chief Manufacturing Officer since June 2014. In May 2017, Mr. Schooner also became our Senior Vice President, Operations for the Under-the-Car Product Lines. Mr. Schooner joined us in 1993 and became the Vice President, Global Manufacturing Operations in January 2001 until his promotion in June 2014. Mr. Schooner has held the positions of Engineer, Production Manager, Assistant Vice President, Production and Vice President, Manufacturing prior to assuming his current position with Company. As Chief Manufacturing Officer, Mr. Schooner is responsible for all manufacturing, materials and logistic operations for our facilities. Mr. Schooner has a Bachelor of Science degree in Mechanical Engineering from the California State University, Long Beach.
Juliet Stone has been our Vice President, General Counsel and Corporate Secretary since September 2019. She acted as Senior Corporate Counsel at Stamps.com from February 2017 to August 2019, as General Counsel at Hanmi Financial Corporation from November 2013 to January 2017 and in various legal roles including General Counsel at BBCN Bancorp, Inc. FNA Nara Bancorp. Inc from 2006 to 2013. Ms. Stone is admitted to practice law in California and is a graduate of The University of Southern California Law Center and a recipient of a Bachelor of Arts in Economics-Business from University of California at Los Angeles.
There are no family relationships among our directors or named executive officers. There are no material proceedings to which any of our directors or executive officers or any of their associates, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. To our knowledge, none of our directors or executive officers are subject to any petition under federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing, with the following exception: to the extent that such persons were involved in bankruptcy proceedings related to the Company’s subsidiary.

Compensation Discussion and Analysis
A strong commitment to enhancing shareholder value has been a guiding force throughout the Company’s history. Consistent with the overall objective to enhance shareholder value, management consistently strives to communicate the company’s success in reaching its near- and long-term strategic goals. The execution of the Company’s multi-year strategic growth program and its completion are at the forefront of this goal. This is why the individual goals of our CEO and many of our NEOs are focused on the completion of the footprint of the future in Fiscal 2021, along with a goal that will drive shareholder value (Pre-tax ROIC). Though in Fiscal 2022, in response to comments from shareholders the focus on goals to drive shareholder value was increased, and the metrics focus on company-wide economic measures rather than completion of Company based strategic initiatives.
Shareholder return is the main focus of the incentive compensation plans put in place after last year’s shareholder discussions, in that 1) the individual goals for annual incentive (bonus) for Fiscal 2022, 2) the long-term performance share units granted to the NEOs and the restricted stock grant to the CEO in June 2021 (part of Fiscal 2022 compensation, but in recognition for work done in Fiscal 2021) all have shareholder return as their main objective. If the shareholder value increases through Relative TSR or Pre-tax ROIC then the NEOs and shareholders will both benefit. The Compensation Committee takes seriously the comments of its shareholders and strives to align shareholder return with performance. As one can see from the chart below tracking the performance of Company stock against the Russell 3000, during Fiscal 2021, MPA performed well. As we have discussed for several years, the Company made the decision to reinvest its revenue back into the Company, to build a stronger and more diverse business for the future, and we are starting to see the dividends of our extensive investment in our footprint of the future.

This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers for Fiscal 2021. The following discussion and analysis of compensation arrangements of our named executive officers for Fiscal 2021 should be read together with the compensation tables and related disclosures set forth below. This discussion contains certain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
In Fiscal 2021, the Company experienced significant challenges due to the COVID-19 outbreak. Despite these challenges, the Company:
✔	Implemented safety protocols in all of our global facilities -- including the United States, Mexico, Malaysia, Canada, China, and India
✔	Reported record revenue, strong profitability, and positive cash flow along with solid liquidity
✔	Reduced our net debt by approximately $37.6 million and reduced our leverage ratio
✔	Completed a state-of-the-art 410,000 square foot distribution center in Mexico

✔	Completed state-of-the-art brake caliper remanufacturing facilities and infrastructure, including core sorting and distribution
✔	Established new, low-cost brake booster remanufacturing operations in Mexico
✔	Opened a new manufacturing facility for wheel hubs and bearings in Malaysia
✔	Completed a full-quality control lab in China
✔	Entered key strategic partnerships for our EV initiatives, positioning ourselves for excellent growth opportunities
✔	Announced and received numerous EV product orders, highlighting our success of these strategic initiatives
✔	Successfully launched new product lines
✔	Received commitments for new business, paving the way for a sales run rate of near $600 million
✔	Received multiple customer awards recognizing our value-added service and commitment
Executive Compensation Summary.
The retention of experienced, highly capable and dedicated executives is crucial to the long-term success of our Company. To achieve the goal of recruiting, retaining and motivating our executives, our Compensation Committee has developed an overall executive compensation program that rewards these employees for their contributions to our Company.
The primary objectives of our practices with respect to executive compensation are to:
•	Provide appropriate incentives to our executive officers to implement our strategic business objectives and achieve the desired Company performance
•	Reward our executive officers for their contribution to our success in building long-term shareholder value
•	Provide compensation that will attract and retain superior talent and reward performance.
Compensation Components and Key Elements.
With our compensation objectives in mind, as further described below, our executive officer compensation program consists of five primary elements:
Base Salary. Base salary is the “fixed” component of our executive compensation intended to meet the objective of attracting and retaining the executive officers of superior talent that are necessary to manage and lead our Company.
Annual Cash Incentive Plan. We use a cash-based incentive plan to motivate the achievement of key pre-determined financial and individual performance goals.
Longer-term, Equity-Based Incentive Plan. Equity awards are a part of our overall executive compensation program to align the interests of our executives with those of shareholders while rewarding individual performance and ensuring we offer competitive compensation levels. In 2021, most equity awards to our executive officers, will be performance based, including performance share units requiring three years of performance to vest.
Deferred Compensation Benefits. We offer participation in a non-qualified deferred compensation plan to selected executive officers which provides unfunded, non-tax qualified deferred compensation benefits. We believe this program helps promote the retention of our senior executives. Participants may elect to contribute a portion of their cash compensation to the plan. In Fiscal 2021 we made matching contributions of 100% of each participant’s elective contributions to the plan up to 3% of the participant’s cash compensation for the year.
Other Benefits. We provide to our executive officer’s medical benefits that are generally available to our other employees. Executives are also eligible to participate in our other broad-based employee benefit plans, such as our long and short-term disability, life insurance and 401(k) plan. In addition, Mr. Joffe receives an automobile allowance. The Company pays an allowance of $24,000 per year, as part of Mr. Joffe’s base salary, to allow him to pay for disability insurance policy premiums. The value of executive perquisites is not a significant component of our executive compensation program.
Employee Benefits. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. The Company does not provide pension benefits, other than matching contributions under the Company’s 401(k) retirement plan and non-qualified deferred compensation plan. The Company may also from time to time provide perquisites such as Company-paid or reimbursed automobiles, additional coverage under our medical plans and participation in deferred compensation plans, as discussed in this proxy statement.
We believe that a significant portion of executive officer compensation should be at-risk and dependent upon the achievement of measurable and objective performance metrics. In Fiscal 2021, the Annual Cash Incentive Awards for all NEOs were based on the achievement of pre-determined objective metrics of the Company and each individual NEO. Approximately 68% of the Chief Executive Officer’s total direct Fiscal 2021 compensation is comprised of stock and option awards (the “Equity Component”), including performance-based restricted stock awards (Mr. Joffe waived his right to receive the performance-based restricted stock, due under this Employment Agreement, in Fiscal 2020). These awards are subject to fluctuations in the Company’s stock price, which we believe aligns his interests with the interests of the Company’s shareholders going forward. This percentage compares with an Equity Component percentage of approximately 75% in Fiscal 2019 and 37% in Fiscal 2018. We believe the Equity Component of Mr. Joffe’s total direct compensation aligns his incentives with the interests of our shareholders. Starting in 2021 the great majority of Mr. Joffe’s Equity Component consists of performance-based awards, even better aligning his compensation with the interests of our shareholders.
The individual performance metrics used for the past three fiscal years and continuing into Fiscal 2021 focus on the transformation of our business including the launch of our new full line brake program, consolidation of our operations into low-cost countries, and electric vehicle and aerospace initiatives. We continue to invest in infrastructure and production processes needed for long term growth of the MPA franchise while balancing it with our short-term performance objectives. Notwithstanding the effects of COVID-19, we believe our investments are bearing fruit and will continue to accelerate in the coming periods.
Starting in Fiscal 2021, the Company tied the payment of the Annual Cash Incentive Awards to objective performance standards for all NEOs. In Fiscal 2022, the Company granted Performance Stock Units to all Executives in June 2021 which are tied to the achievement of EBITDA with certain adjustments and Pre-tax Return on Invested Capital (“ROIC”) and Relative Total Shareholder Return (“TSR”) against the Russell 3000 excluding financial and real estate stocks. Please see Form 8-K filed on June 24, 2021, for further detail of these awards.
Moreover, we believe that the compensation program should serve the interests of shareholders. Accordingly, we have adopted various policies and practices that we believe are in shareholders’ interests, including
What We Do	What We Don’t Do
Align pay with performance	No “single-trigger” equity acceleration in connection with a change in control
Formulaic cash-based incentive program, with 70% of total cash-based annual incentive award opportunity tied to objective financial performance goals	Do not provide above-market interest rates on deferred compensation
Maintain rigorous stock ownership requirements: 3x base salary (CEO) and 2x base salary (other named executive officers)	Do not re-price or exchange stock options without shareholder approval
Maintain a clawback policy (see “Governance Policies and Guidelines—Clawback Policy” above)	Do not allow hedging or pledging of our equity securities
Annual say-on-pay vote
Seek and respond to input from our shareholders regarding executive compensation
Independent compensation consultant
As discussed above under “Governance Policies and Guidelines—Stock Ownership Guidelines,” we have also adopted stock ownership guidelines, pursuant to which each of our directors and executive officers are required to hold a certain number of shares of our common stock, within a specified timeframe.
Say on Pay Vote.
At the Annual Meeting held on September 2, 2020, 65% of the votes cast by our shareholders approved the non-binding advisory vote related to executive compensation. As a result, we engaged and expect to continue to engage our shareholders to understand their concerns with our executive compensation program, and with the goal of enhancing our shareholder communications. Please see Engagement of Shareholders section above for further details. In Fiscal 2021, we held discussions with 70% of our major shareholders regarding executive compensation and other governance and business performance issues. In response to the feedback we received in these meetings, we redesigned our incentive compensation plan focused on fulfilling our long-term strategic objectives and building shareholder value. The annual incentive compensation cash-based incentive program for FY21 employs Company and individual based objective metrics focused on building shareholder value and return. The equity granted after the 2020 Annual Shareholders’ Meeting in June 2021 include performance stock unit with three-year performance metrics for all Executive Committee members, including the NEOs and a restricted stock grant to the CEO that vests based on objective metrics based on that build shareholder value and return. Our Executive Committee is a group of worldwide senior staff, including our NEOs, who meet weekly and are responsible for management and oversight of the Company, including our subsidiaries. All members of the Executive Committee were given objective metrics focused on building shareholder value to align our entire management team. Given the timing of our equity grant cycle which takes place each June, the feedback from shareholders during last year’s proxy season could not be effectuated until Fiscal 2022, as the grant for Fiscal 2021 took place several months prior to last year’s Annual Shareholders Meeting.
In Fiscal 2021, the Company focused on positioning itself with a sustainable growth model in our attempt to enhance short- and long-term shareholder value. This model is based on three key fundamental additions to its current business: 1) aligning its core operations in low-cost geographies, 2) expanding its product offering in the hard parts aftermarket, focused on the brake category; and 3) expanding the Company’s electrification technology for vehicle and aerospace applications.
Determination of Compensation Decisions.
The Compensation Committee is responsible for establishing, developing and maintaining our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefits plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to all executive officers and directors. In order for the Compensation Committee to perform its function, the following process for determining executive compensation decisions has been followed.
Engagement of Compensation Committee Consultant.
For Fiscal 2021, in response to comments from our shareholders, the Compensation Committee retained Willis Towers Watson (“Towers”) to assist the Compensation Committee complete an overview of our compensation process and metrics, including: the review of our peer group, short and long-term equity incentive plan as well as overall compensation levels of our Executive Committee. Towers has assisted the Company to respond to our shareholders, focusing our incentive compensation on shareholder return metrics. Towers does not perform any other consulting work or any other services for our Company, reports directly to the Compensation Committee, and takes direction from the Chair of the Compensation Committee. The Compensation Committee has assessed the independence of Towers pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed or currently exists that would prevent Towers from serving as an independent consultant to the Compensation Committee.
The Compensation Committee considered analysis and advice from Towers when making compensation decisions for the Chief Executive Officer and other senior executives with regard to 2021 compensation, including Towers’ input on performance-based metrics for the annual cash and equity awards made.
Peer Group. Towers reviewed our peer group in Fiscal 2021 and determined that there were no meaningful changes that would improve our peer group, due to the lack of other public companies of similar market capitalization providing a similar product mix. As such the following peer group was maintained for Fiscal 2021: Dorman Products Inc., Fox Factor Holding Corp., Horizon Global Corporation, Modine Manufacturing Co., Myers Industries, Inc., Shyft Group Inc., Standard Motor Products Inc., Stoneridge Inc., Strattec Security Corp., Gentherm, Inc., Superior Industries International Inc. and Voxx International Corporation. Given the limitations of our peer group, Towers recommended that we asses compensation in relation to our peer group as well as other companies with similar revenue to obtain a more fulsome view of the market. Though the Compensation Committee does not itself undertake a formalized benchmarking process, it did engage Towers Watson to perform such a review detailing the competitiveness of our executive compensation relative to that of a peer group and survey data of other companies with similar revenue.

Fiscal 2021 Total Executive Compensation Review.
In reaching its executive compensation decisions for Fiscal 2021, the Committee considered analysis and advice contained in the Towers review regarding the competitiveness of our executive compensation program in comparison to our peer group and compensation surveys. The Compensation Committee determined that executive compensation, in aggregate, was within a competitive range around the market 50th percentile for base salary, target total cash and target total direct both inclusive and exclusive of the CEO with variation by individual. The compensation levels assessed by Towers were based on actual base salary, target bonus and fair value of our most recent long-term incentives. When managing executive compensation towards our compensation philosophy, we focus on competitiveness in the aggregate with the understanding and expectation of individual variation relative to market.
Determining Executive Compensation.
Base Salaries. Our general policy is to initially set the base salaries of our named executive officers at levels that are competitive with our peers, and we generally only increase salaries in the case of promotions or significant increases to an officer’s duties and responsibilities. In Mr. Joffe’s case, his employment agreement provides for review of his base salary from time to time. Any increases to base salaries are reviewed by the Compensation Committee on a case-by-case basis. In response to the COVID-19 pandemic, on May 4, 2020, our named executive officers other than Mr. Joffe voluntarily elected to reduce their respective base salaries by twenty-five percent, given the drive to drastically cut expenses at the beginning of the COVID-19 crisis. Mr. Joffe voluntarily elected to reduce his salary by 50 percent and did not elect to have the Company repay such monies. None of the other NEOs had a right to require repayment of the foregone base salary, and were not paid back any monies. Each of the named executive officers’ base salaries returned to their normal levels as of October 1, 2020. Mr. Joffe received a base salary increase from $752,960 to $828,256, as of June 18, 2021. The following table sets forth the Fiscal 2021 base salaries (without COVID reductions) for each named executive officer.
Named Executive Officer	Base Salary
Selwyn Joffe	$752,960
David Lee	$319,000
Rick Mochulsky	$278,300
Doug Schooner	$388,800
Juliet Stone	$325,000
Annual Cash-Based Incentive Program. Each year we administer a cash-based incentive compensation program that aims to reward our named executive officers for the achievement of key financial (70%) and individual (30%) performance goals. In Fiscal 2021, the Company performance-based metrics were expanded to three metrics: (1) EBITDA with certain adjustments, see Appendix A (50%), which is calculated as earnings before interest expense, income tax expense, depreciation and amortization and other adjustments described in our earnings releases attached as exhibits to the Company’s Reports on Form 8-K reporting the Company’s results of operations and financial condition for the applicable fiscal year as filed with the SEC, (2) Pre-tax return on invested capital (ROIC) (25%), and (3) Net Sales Run Rate (25%) (collectively, the “Company Performance Goal”) and an individualized set of quantitative and qualitative goals for each individual officer (the “Individual Goals” and, together with the Company Performance Goal, the “Performance Goals”). Net Sales Run Rate was determined by adding all actual and contractually promised sales contracts as of March 31, 2021
The Company Performance Goals were established by the Compensation Committee following its review of the Company’s plan, strategic initiatives and budget, and are shown in the chart below.
Company Performance Goal
	% of Company Performance Goal target bonus	Threshold (80%)	Target (100%)	Maximum (120%)
EBITDA	50% weight	$61,599,200	$76,999,000	$92,398,800
Pre-tax ROIC	25% weight	15%	18%	21%
Net Sales Run Rate	25% weight	$540,000,000	$600,000,000	$660,000,000

The Company’s actual performance with respect to the Company Performance Goals in Fiscal 2021 is shown in the chart below:
	% of target bonus	Actual	% of Target Reached	Bonus
EBITDA	50% weight	$77,092,000	100.1%	50.05%
Pre-tax ROIC	25% weight	19.1%	107.3%	26.83%
Net Sales Run Rate	25% weight	$583,800,000	94.6%	23.65%
Total Bonus Earned by the NEOs with respect to the Company Performance Goals was 100.5%.
Each NEO was eligible to receive payment with respect to a Company Performance Goal provided the Company achieved that goal at the threshold amount or above (the “Threshold Goal”). If the Company’s actual performance was lower or higher than the target amount established for the relevant metric the bonus earned with respect to that goal was interpolated between either the threshold and the target amounts (80% and 100%) or the target amount and the maximum amount (100% and 120%) for each goal, multiplied by the percentage weighting for that goal.
Thirty percent (30%) of our annual cash-based incentive program is tied to the attainment of individual performance goals, which in conjunction with and approval by the Board, are established for each eligible NEO at the beginning of the fiscal year. The Board reviews and approves the overall Company strategy, as well as the individual goals and strategies used to achieve our overarching goals and long term plans. The goals established for our named executive officers may be quantitative or qualitative, but will always include objective standards to achieve. It should be noted that the CEO was assigned the same quantitative goals used for the Company goals for his individual goals, just with different weighting. The Individual Goals established for Fiscal 2021 for each named executive officer are detailed in the tables below.
The performance management process employed to establish individual goals, included three steps: 1) develop SMART goals, that are specific, measurable, attainable, realistic, and time-bound, 2) weight the goals to equal 100%, and 3) score the goals. To receive credit for an individual bonus the NEO must get an overall score of “meet most” of the total of metrics or at least 80%. A “meets all” will pay out at 100% or target and an “EPICQ” means that you will receive 100% to the maximum of 120% credit. Any score between a threshold and target or between a target and maximum will be paid out at the interpolation of the scores. The Compensation Committee reviewed the performance of the NEOs and assessed their accomplishments against the pre-set goals for each executive, as discussed above. Mr. Joffe assists the Committee in reviewing each of the NEOs, other than his own performance.
At the end of Fiscal 2021, the Compensation Committee reviews the performance of each named executive officer and assesses each of their accomplishments against their respective Individual Goals. Mr. Joffe assists the Committee in reviewing each of the named executive officers, other than his own performance. Based on its review and evaluation, the Compensation Committee makes the final determination of the appropriate percentage of each of their Individual Goals that they have met. The Committee can exercise negative discretion or positive discretion if a NEO meets a measurable stretch goal in the execution of their performance metrics. The Company believes that the strategic initiatives supported by each of the Individual Goals has an immediate positive impact and, more importantly, will be critical to achievement of the Company’s five-year revenue growth and shareholder value targets. The Individual Goals established for each named executive officer and actual achievement of those goals are as follows:
Named Executive Officer	Total Target Incentive Compensation	Targeted Compensation for Achieving the Targeted Performance on the Company Performance Goal (70% of Total)	Targeted Compensation for Achieving Individual Goals (30%)
Selwyn Joffe	$790,608	$553,426	$237,182
David Lee	$175,450	$122,815	$52,635
Richard Mochulsky	$111,320	$77,924	$33,396
Doug Schooner	$136,080	$95,256	$40,824
Juliet Stone	$97,500	$68,250	$29,250

Selwyn Joffe, the Chief Executive Officer
Strategic Performance Metric / %	Achievement Specifics	Percentage Achievement	Weighted Achievement
EBITDA with adjustments / 33.3%	Actual EBITDA exceeded the target EBITDA	100.1%	33.3%
Net Sales Run Rate / 33.3%	Net sales run rate exceeded the threshold net sales run rate	94.6%	31.5%
Pre-tax return on invested capital (ROIC) / 33.4%	Pre-tax ROIC exceeded the target pre-tax ROIC.	107.3%	35.8%
			100.7%
David Lee, Chief Financial Officer
Strategic Performance Metric / %	Achievement Specifics	Percentage Achievement	Weighted Achievement
Maximize company’s cash flow to ensure the most efficient capital structure maintaining liquidity and optimal operating metrics to build shareholder value / 30.0%	Positive cash flow was maintained, optimal operating metrics achieved	120.0%	36.0%
Manage total shareholder return metrics / 30.0%	Met target shareholder return targets	100.0%	30.0%
Integrate continuous improvement of ERP systems / 20.0%	Progress made on the implementation of the Company's ERP system at Dixie	90.0%	18.0%
Optimize internal control and Sox compliance systems / 20.0%	Met optimal internal control goals	120.0%	24.0%
			108.0%
Richard Mochulsky, SVP Sales and Marketing
Strategic Performance Metric / %	Achievement Specifics	Percentage Achievement	Weighted Achievement
Achieve sales target by increasing sales / 35.0%	Exceeded 100% of sales target	80.0%	28.0%
Expand sales of brake caliper products to Customer A / 15.0%	Sales of brake caliper products commenced with Customer A	100.0%	15.0%
Successful group approval by “Alliance” and “the group” for calipers / 15.0%	Number of groups approved met goal threshold	80.0%	12.0%
Expand virtual training / 5.0%	Executed expanded virtual training	100.0%	5.0%
Expand sales of brake booster products and brake caliper products to Customer B / 20.0%	Achieved expansion of sales of certain product lines to Customer B	90.0%	18.0%
Increase Dixie sales / 10.0%	Achieved modest increase in sales for Dixie	60.0%	6.0%
			84.0%

Doug Schooner, Chief Manufacturing Officer, SVP, Operations for Under-the-Car Product Lines
Strategic Performance Metric / %	Achievement Specifics	Percentage Achievement	Weighted Achievement
Transfer Manufacturing/Distribution to lower cost countries according to pre-determined timeline / 65.0%	Implemented brake booster manufacturing in Mexico ahead of schedule exceeding budgeted cost savings (25.0% of goal)	120.0%	30.0%
	Brake caliper production capacity ramp-up in Mexico ahead of schedule (25.0% of goal)	120.0%	30.0%
	Transition of wheel hub distribution to Mexico ahead of schedule exceeding budgeted cost savings (15.0% of goal)	120.0%	18.0%
Transition manufacturing of turbochargers to Torrance / 15.0%	Transition of turbochargers was completed ahead of schedule (15.0% of goal)	120.0%	18.0%
Dixie operations integration/reduction of production costs per unit/improvement of production metrics / 20.0%	Integration completed ahead of schedule and reduction in production costs exceeded budgeted cost savings (20.0% of goal)	120.0%	24.0%
			120.0%
Juliet Stone, Vice President, Secretary and General Counsel
Strategic Performance Metric / %	Achievement Specifics	Percentage Achievement	Weighted Achievement
Reduce spending on outside legal counsel for non-litigation/regulatory matters over Fiscal 2020 / 40.0%	Achieved cost savings in excess of 46%	120.0%	48.0%
Provide legal counsel and advice while improving customer satisfaction / 30.0%	Customer satisfaction met target goals	100.0%	30.0%
Legal and strategic advice on M&A/structural endeavors to executive management and the board of directors / 20.0%	Majority of advice given/reliance on outside legal counsel only for major issues	100.0%	20.0%
Choose contract management system (Year 1), oversee implementation of contract management system (Year 2) / 10.0%	New contract management system has been selected	80.0%	8.0%
			106.0%
The following table sets forth each NEO’s aggregate cash-based incentive opportunity and actual incentive payments earned with respect to Fiscal 2021.
Named Executive Officer	Target Incentive Payment	Company Performance Related Incentive Payment	Individual Goal Incentive Payment	Total Actual Incentive Payment
Selwyn Joffe	$790,608	$556,430	$238,803	$795,233
David Lee	$175,450	$123,480	$56,846	$180,326
Richard Mochulsky	$111,320	$78,330	$28,053	$106,383
Doug Schooner	$136,080	$95,760	$48,989	$144,749
Juliet Stone	$97,500	$68,600	$31,005	$99,605
In Fiscal 2022, the Compensation Committee has determined to allocate 80 percent weighting to the Company performance metrics and 20 percent weighting to the achievement of individual goals. The threshold for Fiscal 2022 was set at 50% payout, target at 100% and maximum at 150%. Each Company and individual goal are set to produce shareholder value.

Equity-Based Incentive Program. The goal of our long-term, equity-based incentive awards is to align the interests of our named executive officers with the interests of our common shareholders. Because vesting is generally based on continued service, in addition to other performance-based metrics in most cases, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the number of stock options, restricted stock units and/or restricted stock to be granted to NEOs, we consider the total value of the compensation opportunity afforded to each named executive officer and the competitive levels paid by our peers, as well as the individual’s position, scope of responsibility, and ability to affect profits and shareholder value. The mix has historically been 50% of value to stock options and 50% to restricted stock units to balance the incentive to increase shareholder value with full value awards. Though this year, all NEOs as of Fiscal Year 2020 were granted stock options with a performance requirement, increasing their alignment with shareholders. In line with shareholder recommendations, Towers recommended the use of a long term performance based equity grant to our NEOs. They also recommended increased grants to certain NEOs to bring their equity compensation more in line with peer. Tower’s recommendations were employed for the Fiscal 2022 grants made in June 2021.
The following tables sets forth the equity grants made to the named executive officers in Fiscal 2021 and 2022 and show the progression to more performance-based awards as well as long term vesting.
Fiscal 2021 NEO Equity Grants
Named Executive Officer	Stock Options	Grant Date Fair Value of Stock Options	Performance- based Stock Options	Grant Date Fair Value of Performance- based Stock Options	Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units	Performance- based Restricted Stock	Grant Date Fair Value of Performance- based Restricted Stock
Selwyn Joffe	—	$—	101,374	$662,343	46,905	$709,204	100,000	$1,803,000
David Lee	—	$—	16,967	$110,857	7,850	$118,692	—	$—
Richard Mochulsky	—	$—	7,129	$46,578	3,299	$49,881	—	$—
Doug Schooner	—	$—	7,129	$46,578	3,299	$49,881	—	$—
Juliet Stone	7,129	$46,578	—	$—	3,299	$49,881	—	$—
Each stock option and restricted stock unit award listed above vests annually over a three-year period, subject to continued employment. The Stock Options granted to Mr. Joffe, Mr. Lee, Mr. Mochulsky and Mr. Schooner are performance based, and require the Common Stock of the Company to increase at least 8%, 12% and 16% at the first, second and third anniversary of the grant or such vesting will be forfeit. The first-year grant vested, as the stock increased more than 50%.
In addition in accordance with the terms of the Third Amendment to his employment agreement, Mr. Joffe waived his right to receive 75,000 shares of restricted stock for Fiscal Year 2020 and instead received a grant of 100,000 shares of restricted stock which vest upon the attainment of performance goals, as described below, over one year. The Company has a contractual obligation to grant such performance based restricted stock vesting over one year, but in response to shareholder comments, the Company changed its long-standing practice of granting time-based stock options and instead granted long term performance based restricted stock units instead. Mr. Joffe’s performance based restricted stock, granted on September 2, 2020, has not yet vested, due to the one-year vesting period, but the Compensation Committee has determined that he has met 99.082% of the maximum goal and thus he will be granted 99,082 shares of stock on September 2, 2021.
September 2, 2020, Performance Based Restricted Stock Goals for CEO
1)	Launch Reman Brake Calipers (50%)
a.	Substantial completion of buildings in Mexico (50%)
b.	Ramp-up of Brake Caliper Operations to Target production as of 3/31/21 (50%)
2)	Substantially Finish Moving Brake Boosters Hydro Production to Mexico, including production ramp up (16%)
3)	Consolidated Net Sales Run Rate (actual and committed by 3/31/21 of $600,000,000 (34%)
The Compensation Committee chose the first two goals because each directly assists the Company in completing its footprint of the future and ultimately increases shareholder value in the long term by increasing our production capabilities, productivity and profitability. The last goal increases revenue and our ability to fund our expansion and ultimately increase profitability and thus shareholder value.

Vesting Schedule for Performance Based Stock Goals for CEO
Metric	Allocation	Vesting	Total
Brake Caliper Launch	50%	100%	50,000
Brake Boosters	16%	100%	16,000
Net Sales Run Rate	34%	97.3%	33,082
TOTAL		99.1%	99,082
Fiscal 2022 Equity Grant
As discussed above the Compensation Committee determined to grant the NEOs and the entire Executive Committee long term performance based restricted stock units (“PSUs”) which cliff vest after three years, dependent on the attainment of performance metrics, instead of time-based stock options in June 2021, to better align the goals of our executive team with the performance of the stock and shareholder value. The Compensation Committee chose the following goals: 1) EBITDA with certain adjustments (See Appendix A for FY21 example), 2) Relative TSR to Russell 3000 with financial and real estate companies excluded, and 3) Net Sales, in order to align our Company performance with shareholder value, as it believes that each metric drives profitability and thus shareholder value. The Compensation Committee chose to compare total shareholder return (“TSR”) because the Company is a member of the index but excluded financial and real estate companies since their financials are completely different from that of MPA. We cannot share the exact goals, as we are not currently giving guidance, and the goals would be a sort of guidance since the metrics are related to the Company’s long term financial goals. The PSUs will be eligible to vest with respect to 0% - 150% of the target number of PSUs granted.
Tax Considerations
Internal Revenue Code (“IRC”) Section 162(m) generally provides that public companies cannot deduct compensation paid to its covered employees in excess of $1 million per year. Prior to the Tax Cuts and Jobs Act of 2017 (the “Act”), covered employees generally consisted of a corporation’s chief executive officer and each of its other three most highly compensated officers, other than its chief financial officer, and remuneration that qualified as “performance-based compensation” within the meaning of the IRC was exempt from this $1 million deduction limitation. As part of the Act, the ability to rely on this exemption was, with certain limited exceptions, eliminated. In addition, the determination of covered employees was generally expanded. In light of the repeal of the performance-based compensation exception to IRC Section 162(m), we may not be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. As has historically been the case, we continue to have the discretion to determine the compensation for our executives that we determine to be appropriate and in the best interests of the Company and its shareholders.
Accounting Considerations
ASC Topic 718, Compensation-Stock Compensation, or ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock under our equity incentive award plans are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee also wishes to outline certain modifications made during Fiscal 2021:
Compensation Practices Modifications in Fiscal 2021
Compensation Structure for 2021. In designing our compensation program for Fiscal 2021specifically, we looked carefully at what the key inflection point criteria should be to position the Company for continued growth and profitability over the next five years. The board concurred with management that it was critical for our long term success to move as much of our operations as possible to low-cost geographies and to launch another large category which was agnostic to EV technology to enable sustained growth and profitability from our hard parts business and, that we needed to establish ourselves in the EV space. As such the Compensation Committee set metrics that rewarded the NEOs for accomplishing these key milestone initiatives thus paving the way for stricter shareholder return metrics as performance measures going forward. We continue to provide opportunities to our NEOs to realize increases in their overall compensation if their efforts prove successful in generating growth and shareholder value while, at the same time, de-emphasizing those elements of compensation that are not directly related to our performance. While this philosophy is a component of our compensation decisions for Fiscal 2021, the structure will be more fully in place in Fiscal 2022 and following in that all incentive-based compensation (equity or cash) should be tied at least partially to quantitative metrics which drive shareholder value.
Improved Mix of Long-Term and Performance-Based Equity Compensation in 2021. In response to shareholder comments, the Compensation Committee increased the percentage of performance-based awards during our Fiscal 2021 grant and instituted a long-term performance based restricted stock unit instead of our traditional grant of stock options in Fiscal 2022. Importantly all performance-based equity awards granted in June 2021 utilized quantitative metrics including those focused on improved shareholder value, such as Pre-tax ROIC and relative TSR. Grants in June 2021 were also slightly increased for the NEOs other than the CEO to improve their total compensation relative to peer and market survey, if the Company and their performance meets the quantitative metrics required. We hope to use the mix of equity vehicles to support our long-term compensation philosophy as well as emphasize performance and alignment of executives with our shareholders.
Salary Reductions for Five Months of the Year. In Fiscal 2021, the Executive Committee, including our NEOs, gave up 25-50% of their base salary. In addition to salary reductions, the Company set about to institute major cost cutting in every department and budget line item, other than safety which costs necessarily increased due to our efforts to keep our employees safe from the COVID-19 virus.
Advancement of ESG Items. Our Company has also been concerned with environmental, social and governance matters; in Fiscal 2021 we put additional focus on each and increased our disclosure of the Company’s ESG footprint. The Company plans to continue to expand and grow our ESG metrics and the Nominating and Governance Committee has been tasked with strategic oversight of such progress.
By Members of the Compensation Committee
Rudolph Borneo, Chair
Dr. David Bryan
Jeffrey Mirvis

Compensation Risk Analysis
The preceding “Compensation Discussion and Analysis” section generally describes our compensation policies, plans and practices that are applicable for our executives and management. Our Compensation Committee reviews the relationship between our risk management policies and practices, corporate strategy, and compensation practices. Our Compensation Committee has determined that these plans and practices, as applied to all of our employees, including our executive officers, does not encourage excessive risk taking at any level of our Company. The Compensation Committee does not believe that risks arising from its compensation plans, policies or practices are reasonably likely to have a material adverse effect on our Company. Risk related to compensation is also reviewed as part of the Company’s overall compliance process overseen by the Audit Committee of the Company.
Summary Compensation Table
The following table sets forth information concerning Fiscal 2021, 2020, and 2019 compensation of our named executive officers.
Name & Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Options Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Selwyn Joffe Chairman of the Board, President and CEO	2021	$596,036	$100	$2,512,204	$662,343	$795,233	$—	$108,914	$4,674,829
	2020	752,960	100	709,109	775,039	747,622	—	102,115	3,086,945
	2019	752,960	100	2,044,150	728,088	—	—	155,434	3,680,732

David Lee Chief Financial Officer	2021	$285,873	$100	$118,692	$110,857	$180,326	$—	$70,057	$765,904
	2020	319,000	100	118,683	129,718	165,895	—	68,164	801,560
	2019	319,000	100	104,500	122,221	—	—	97,642	643,463

Richard Mochulsky SVP, Sales and Marketing	2021	$249,400	$100	$49,881	$46,578	$106,383	$—	$60,813	$513,155
	2020	274,894	100	49,865	54,503	104,473	—	52,218	536,053
	2019	253,000	100	38,000	43,650	—	—	99,380	434,130

Doug Schooner Chief Manufacturing Officer, SVP, Operations Under-the-Car Product Lines	2021	$348,425	$100	$49,881	$46,578	$144,749	$—	$75,434	$665,167
	2020	362,216	100	49,865	54,503	119,952	—	69,460	656,096
	2019	333,254	100	38,000	43,650	—	—	98,069	513,073

Juliet Stone Vice President, Secretary and General Counsel	2021	$291,250	$100	$49,881	$46,578	$99,605	$—	$78,217	$565,632
(1)
Salaries reflect actual amounts earned and paid with respect to services in Fiscal 2021, and take into account salary reductions for a portion of the year. Mr. Joffe’s salary includes $24,000 to pay for disability insurance, as discussed in his CEO Employment Agreement.

(2)	Amounts in the “Bonus” column include a $100 bonus paid to each of the Company’s employees during December of each year, including the named executive officers as a holiday gift to buy groceries.
(3)
Stock and option award amounts represent the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of stock awards and options granted during the fiscal years ended March 31, 2021, 2020, and 2019. We provide information regarding the assumptions used to calculate the value of all options and stock awards made to executive officers in Note 2 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 14, 2021. For Mr. Joffe, the stock awards for fiscal 2021 and 2019 include a grant of restricted stock that vest based on performance measures determined in accordance with Mr. Joffe’s employment agreement, as amended. For more detail on these awards, see “Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Programs.”

(4)
Represents amounts awarded to named executive officers based on the achievement of Performance Goals under the Company’s Annual Cash-Based Incentive Program. See “Compensation Discussion & Analysis—Determining Executive Compensation—Annual Cash-Based Incentive Program” for more information.

(5)	The following chart is a summary of the items that are included in the “All Other Compensation” totals for the fiscal year ended March 31, 2021:
Name	Automobile Expenses	Insurance Premiums(1)	401K Employer's Contribution	Deferred Compensation Plan Employer's Contribution	Other	Total
Selwyn Joffe	$18,000	$45,354	$5,250	$40,310	$—	$108,914
David Lee	$—	$64,981	$5,076	$—	$—	$70,057
Richard Mochulsky	$—	$46,340	$3,857	$10,616	$—	$60,813
Doug Schooner	$—	$64,981	$10,453	$—	$—	$75,434
Juliet Stone	$—	$63,849	$4,248	$10,120	$—	$78,217
(1)	For all our named executive officers, these premiums include premiums for health insurance.
Fiscal 2021 Grants of Plan-Based Awards
		Estimated future payouts under non-equity incentive plan awards
Name	Grant Date	Threshold (80% of Target)	Target	Maximum (120% of Target)	All Other Stock Awards: Number of Shares of Stock or Units(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Selwyn Joffe	6/17/2020						101,374	$15.12	$662,343
Selwyn Joffe	6/17/2020				46,905
Selwyn Joffe	9/2/2020					100,000
Selwyn Joffe	1/20/2021	$632,486	$790,608	$948,730
David Lee	6/17/2020						16,967	$15.12	$110,857
David Lee	6/17/2020				7,850
David Lee	1/20/2021	$140,360	$175,450	$210,540
Richard Mochulsky	6/17/2020						7,129	$15.12	$46,578
Richard Mochulsky	6/17/2020				3,299
Richard Mochulsky	1/20/2021	$89,056	$111,320	$133,584
Doug Schooner	6/17/2020						7,129	$15.12	$46,578
Doug Schooner	6/17/2020				3,299
Doug Schooner	1/20/2021	$108,864	$136,080	$163,296
Juliet Stone	6/17/2020						7,129	$15.12	$46,578
Juliet Stone	6/17/2020				3,299
Juliet Stone	1/20/2021	$78,000	$97,500	$117,000
(1)
Each stock option and restricted stock unit award vests over a three-year period, subject to continued employment and upon the attainment of pre-determined goals related to increase of our stock price.

(2)
The Performance Based Restricted Stock grant vests over one year, depending on performance of pre-determined metrics. For more information see Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Program.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes information regarding equity awards granted to our named executive officers that remain outstanding as of March 31, 2021.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)	Market Value of Shares or Units of Stock Unvested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)
Selwyn Joffe
	109,100	—	—	$6.46	12/27/2022
	124,100	—	—	$6.46	12/27/2022
	83,700	—	—	$9.32	9/2/2023
	26,200	—	—	$31.13	9/3/2025
	51,200	—	—	$28.68	6/23/2026
	54,800	—	—	$27.40	6/19/2027
	55,600	27,800(1)	—	$19.00	6/17/2028
	29,625	59,250(2)		$19.93	7/1/2029
		101,374(3)		$15.12	6/16/2030
						11,033(1)	$248,243
						23,720(2)	$533,700
						46,905(3)	$1,055,363
								100,000(4)	$2,250,000
David Lee
	30,900	—	—	$6.46	12/27/2022
	20,900	—	—	$9.32	9/2/2023
	9,300	—	—	$22.93	6/21/2024
	6,500	—	—	$31.13	9/3/2025
	10,800	—	—	$28.68	6/23/2026
	9,200	—	—	$27.40	6/19/2027
	9,333	4,667(1)	—	$19.00	6/17/2028
	4,958	9,917(2)		$19.93	7/1/2029
		16,967(3)		$15.12	6/16/2030
						1,833(1)	$41,243
						3,970(2)	$89,325
						7,850(3)	$176,625
Richard Mochulsky
	4,700	—	—	$6.46	12/27/2022
	9,400	—	—	$9.32	9/2/2023
	4,200	—	—	$22.93	6/21/2024
	2,900	—	—	$31.13	9/3/2025
	5,900	—	—	$28.68	6/23/2026
	3,300	—		$27.40	6/19/2027
	3,333	1,667(1)		$19.00	6/17/2028
	2,083	4,167(2)		$19.93	7/1/2029
		7,129(3)		$15.12	6/16/2030
						667(1)	$15,008
						1,668(2)	$37,530
						3,299(3)	$74,228
Doug Schooner
	6,400	—	—	$22.93	6/21/2024
	5,600	—	—	$31.13	9/3/2025
	9,000	—	—	$28.68	6/23/2026
	7,100	—	—	$27.40	6/19/2027
	3,333	1,667(1)	—	$19.00	6/17/2028
	2,083	4,167(2)		$19.93	7/1/2029
		7,129(3)		$15.12	6/16/2030
						667(1)	$15,008
						1,668(2)	$37,530
						3,299(3)	$74,228
Juliet Stone
	4,767	9,533(5)	—	$17.12	9/10/2029
		7,129(6)		$15.12	6/16/2030
						3,299(6)	$74,228
(1)	This award vests in three equal annual installments beginning on the first anniversary of the June 18, 2018 grant date, subject to continued employment through the applicable vesting date.
(2)	This award vests in three equal annual installments beginning on the first anniversary of the July 2, 2019 grant date, subject to continued employment through the applicable vesting date.

(3)
This award vests in three equal annual installments beginning on the first anniversary of the June 17, 2020 grant date, subject to continued employment and the increase in stock price on the anniversary date of grant of at least 8%, 12% and 16% on the first, second and third anniversary respectively, for Mr. Joffe, Mr. Lee, Mr. Schooner and Mr. Mochulsky.

(4)
The grant of restricted stock that will vest on September 2, 2021, based on performance measures for the fiscal year ended March 31, 2021, determined in accordance with Mr. Joffe’s employment agreement.

(5)	This award vests in three equal annual installments beginning on the first anniversary of the September 11, 2019 grant date, subject to continued employment.
(6)	This award vests in three equal annual installments beginning on the first anniversary of the June 17, 2020 grant date, subject to continued employment through the applicable vesting date.
Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Selwyn Joffe	—	$—	31,027	$489,762
David Lee	—	$—	5,186	$81,876
Richard Mochulsky	—	$—	2,000	$31,708
Doug Schooner	—	$—	2,567	$40,622
Juliet Stone	—	$—	—	—
Nonqualified Deferred Compensation
The following table sets forth certain information regarding contributions, earnings and account balances under our Amended and Restated Executive Deferred Compensation Plan (the “DCP”), our only defined contribution plan that provides for the deferral of compensation on a basis that is not-tax qualified, for each of the named executive officers for the fiscal year ended March 31, 2021. Plan participants may elect to receive distributions under the DCP as lump sums or in installments. Mr. Joffe has elected to receive lump sum distributions in the case of death, disability or separation of service. Mr. Mochulsky has elected to receive payments over an eight year period starting when he turns 65 years of age. Ms. Stone has elected to receive payments over a two year period when she turns 55 years of age. A description of the other material terms and conditions of the DCP follows.
Name	Executive Contributions in Last FY(1)	Registrant contribution in last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Selwyn Joffe	$40,310	$40,310	$46,276	$—	$164,362
David Lee	$—	$—	$—	$—	$—
Richard Mochulsky	$84,918	$10,616	$146,808	$—	$617,287
Doug Schooner	$—	$—	$—	$—	$—
Juliet Stone	$40,480	$10,120	$14,474	$—	$74,931
(1)
Executive Contributions in Last FY, shows the amount that the named executive officer elected to defer in Fiscal 2021 under the DCP. These amounts represent compensation earned by the named executive officers in Fiscal 2021 and are therefore also reported in the appropriate column in the Summary Compensation Table above.

(2)
Registrant Contributions in Last FY, shows the amounts credited in Fiscal 2021 as company contributions to the accounts of our named executive officers under the DCP. These amounts are also reported in the Summary Compensation Table above, in Column (i), All Other Compensation.

(3)
Aggregate Earnings in Last FY, shows the net amounts credited to the DCP accounts of our named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.

Nonqualified Deferred Compensation Plan
We maintain the Motorcar Parts of America, Inc. Amended and Restated Executive Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees, including our named executive officers. Participants in the plan may elect to defer up to 100% of their gross cash compensation. We made matching contributions of 100% of each participant’s elective contributions to the plan, up to 3% of the participant’s compensation for the plan year. The plan is designed to defer taxation to the participant on contributions and notional earnings thereon until distribution thereof in accordance with a participant’s previously made distribution elections. Insurance annuity contracts provide funding for the plan; however, the annuity contracts are owned by us and remain subject to claims of our general creditors.
Employment Agreements
On May 18, 2012, we entered into an employment agreement (the “2012 Employment Agreement”) with Mr. Joffe, which terminated and superseded Mr. Joffe’s previous employment agreement that was to expire on August 31, 2012. The 2012 Employment Agreement provided for Mr. Joffe to serve as our Chairman, President and Chief Executive Officer for a term expiring on August 31, 2015, unless extended or earlier terminated. Pursuant to the 2012 Employment Agreement, Mr. Joffe’s base salary was set at $600,000 per year, to be reviewed from time to time in accordance with our established procedures for adjusting salaries for similarly situated employees. The 2012 Employment Agreement also provided that Mr. Joffe was eligible to participate in our Annual Incentive Plan adopted and amended from time to time by the Board (the “Annual Incentive Plan”), with a target bonus equal to 100% of Mr. Joffe’s salary (the “Annual Incentive Bonuses”).
In June 2014, the Company and Mr. Joffe entered into Amendment No. 1 to the 2012 Employment Agreement pursuant to which, effective as of July 1, 2014, (i) the last day of Mr. Joffe’s term of employment was changed from August 31, 2015, to July 1, 2019, and (ii) his base salary was increased from $600,000 to $700,000 per year. All other terms and conditions of the 2012 Employment Agreement remained the same. The 2012 Employment Agreement provided for the review of Mr. Joffe’s base salary from time to time. During Fiscal 2018, the Board approved Mr. Joffe’s base salary increase to $752,960 per annum.
In February 2019, the Company and Mr. Joffe entered into Amendment No. 2 to the 2012 Employment Agreement which, among other things, (i) changed the last day of Mr. Joffe’s term of employment from July 1, 2019, to July 1, 2023, (ii) provided that Mr. Joffe shall receive a long-term incentive compensation opportunity in the amount of no fewer than 75,000 shares of restricted stock on an annual basis for each of five fiscal years commencing with Fiscal 2019 (each such fiscal year a “Performance Cycle”), with the vesting of such restricted stock based on the achievement of specified performance measures set annually (the “Restricted Stock Awards”), (iii) made certain changes to the compensation paid to Mr. Joffe in the event that he terminates his employment with the Company following a breach by the Company or other good reason or is terminated by the Company without cause, and (iv) made certain changes to the compensation paid to Mr. Joffe in the event of a change of control of the Company.
In March 2020, the Company and Mr. Joffe entered into Amendment No. 3 to the 2012 Employment Agreement under which (i) Mr. Joffe agreed to not receive an annual Restricted Stock Award with respect to the Company’s fiscal year ending March 31, 2020, and instead increased his potential annual Restricted Stock Award for the next three fiscal years (ending March 31, 2021, March 31, 2022 and March 31, 2023), from 75,000 to 100,000 shares, (ii) the timing of each fiscal year’s Performance Cycle was slightly changed, to be on or as soon as practicable after the first date of the fiscal year, rather than prior to the start of each fiscal year, and (iii) the raw number of Restricted Stock that will be granted pursuant to Section 9(d) of the 2012 Employment Agreement, for each Performance Cycle commencing during the remainder of the Employment Term was changed from 50,000 to 66,667, to maintain the same percentage of the potential grant at two-thirds.
In May 2020, the Company and Mr. Joffe entered into Amendment No. 4 to the 2012 Employment Agreement which allowed Mr. Joffe to elect to defer payments of up to 50% of his base salary otherwise payable for that month, less required withholding, for each month, starting in May 2020 through December 2020. Mr. Joffe deferred 50% of his base salary for the months of May 2020 – September 2020. Mr. Joffe elected to forgive the deferred salary.
In June 2021, the Company and Mr. Joffe entered into Amendment No. 5 to the 2012 Employment Agreement, pursuant to which, (i) the term of employment was extended one year from July 1, 2023, to July 1, 2024; (ii) Mr. Joffe’s base salary was increased to $828,256; and (iii) the Annual Cash Incentive Plan target bonus was set at 120% of Mr. Joffe’s salary.
The 2012 Employment Agreement as amended by Amendment No. 1 thereto, Amendment No. 2 thereto, Amendment No. 3 thereto, Amendment No. 4thereto, and Amendment No. 5 thereto collectively is referred to below as the “Amended Employment Agreement.”
Pursuant to the Amended Employment Agreement, Mr. Joffe will also be eligible to receive annual awards under the 2010 Plan in such amounts as are determined by the Compensation Committee as administrator of the 2010 Plan in its sole and absolute discretion (the “Annual Awards”). Such awards may be in the form of options, restricted stock, restricted stock units, performance shares, performance units or such other form of award as determined by the Compensation Committee as administrator of the 2010 Plan in its sole and absolute discretion.
Pursuant to the Amended Employment Agreement, Mr. Joffe will also receive: (i) four weeks paid vacation each year during the term of the Amended Employment Agreement pursuant to our written vacation policy; (ii) a $1,500 monthly automobile allowance and payment by us of certain automobile-related expenses; (iii) during the term of the Amended Employment Agreement, if Mr. Joffe does not elect medical insurance coverage for himself and his eligible family through us, an allowance for such medical insurance in an amount equal to the cost which would have been incurred by us in supplying such coverage for Mr. Joffe and his eligible family; and (iv) $24,000 per year to be used by Mr. Joffe to purchase disability insurance for his benefit, which has been included as part of his Base Salary for at least the last five years, (the “Disability Insurance Payment” and, together with the benefits described in clauses (i), (ii) and (iii), the “Benefits”).
The Amended Employment Agreement terminates on the date of Mr. Joffe’s death, in which event his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his death shall be paid to his estate, and his estate shall assume certain of his rights as specified in the Amended Employment Agreement.
In the event that Mr. Joffe’s employment is terminated as result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, he will be entitled to receive his accrued salary and Annual Incentive Bonus, if any, reimbursable expenses and Benefits owing to him through the date of termination and payment of the benefits pursuant to any disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.
In the event that Mr. Joffe’s employment is terminated by us for Cause (as defined in the Amended Employment Agreement), we will be released from any and all further obligations under the Amended Employment Agreement, except that we will pay Mr. Joffe his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his termination.
In the event that Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) or Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement), then we will pay through the later of the date which is two years after the termination date or the last day of the term of the Amended Employment Agreement: (i) his salary as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which the Amended Employment Agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses and (v) vested but undistributed shares of common stock (see footnote (6) to the table in “Potential Payments Upon Termination or Change in Control Table” for further details regarding vesting).
If a Change in Control (as defined in the Amended Employment Agreement) occurs and Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement) or Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) within two years following a Change in Control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this paragraph or the benefits described in the immediately preceding paragraph, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the Change in Control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the Change in Control occurs. The severance benefit will be paid to Mr. Joffe in a lump sum as soon as practicable, but no later than 30 days following the termination date.
In the event that the benefits provided for in the Amended Employment Agreement or otherwise payable to Mr. Joffe constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Joffe will receive the greater of: (i) the largest portion, up to and including the total, of such benefits or (ii) the largest aggregate amount of such benefits that would result in no portion thereof being subject to excise tax under Section 4999 of the Code, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and excise tax under Section 4999 of the Code, results in Mr. Joffe’s receipt, on an after-tax basis, of the greatest amount of the benefit.

The Amended Employment Agreement prohibits Mr. Joffe during the term of the Amended Employment Agreement or at any time thereafter from using or disclosing to any third party any of our confidential information and trade secrets. Pursuant to the Amended Employment Agreement, during the term of the Amended Employment Agreement, Mr. Joffe is also prohibited from: (i) competing with us; or (ii) soliciting or inducing any creditor, customer, supplier, officer, executive or agent of us or any of our subsidiaries or affiliates to sever its relationship with or leave the employ of any such entities.
In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval.
Potential Payments Upon Termination or Change in Control Table
The following table provides an estimate of the potential payments available to each NEO upon a change in control, assuming they were terminated on March 31, 2021, the last business day of Fiscal 2021.
Benefit	Termination by Company for Cause(1)	Death(2)	Disability(3)	Voluntary Termination by Mr. Joffe for Good Reason or Termination by Company w/o Cause(4)	After Change in Control: Voluntary Termination by Mr. Joffe(5)	Change in Control with Involuntary Termination
Selwyn Joffe
Salary Contribution	$—	$—	$—	$2,447,120	$1,505,920	$—
Bonus	$—	$—	$—	$2,314,584	$1,543,056	$—
Executive Awards(6)	$—	$2,484,778	$2,484,778	$5,484,793	$5,484,793	$—
Healthcare	$—	$—	$—	$147,401	$—	$—
Automobile Allowance(7)	$—	$—	$—	$58,500	$—	$—
Equity(8)	$—	$—	$—	$—	$—	$2,484,778

David Lee
Equity(8)	$—	$—	$—	$—	$—	$288,993

Richard Mochulsky
Equity(8)	$—	$—	$—	$—	$—	$120,465

Doug Schooner
Equity(8)	$—	$—	$—	$—	$—	$120,465

Juliet Stone
Equity(8)	$—	$—	$—	$—	$—	$121,997
(1)	Upon a termination for cause, Mr. Joffe will be entitled to his accrued salary, bonus, if any, reimbursable expenses, and benefits owing to him through the day of his termination.
(2)
Mr. Joffe’s employment term will end on the date of his death. Upon such event, Mr. Joffe’s estate will be entitled to receive his accrued salary, bonus, if any, benefits (including accrued but unused vacation time) and reimbursable expenses, owing to Mr. Joffe through the date of his death, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe’s estate will assume Mr. Joffe’s rights under our equity incentive plans and certain of his rights under his Amended Employment Agreement.

(3)
If during the employment term, Mr. Joffe is terminated by us as a result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, Mr. Joffe will be entitled to receive his accrued salary, bonus, if any, reimbursable expenses, benefits owing to Mr. Joffe through the date of termination, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe will be entitled to receive the benefits payable pursuant to a disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.

(4)
Upon a termination by Mr. Joffe for good reason or by us without cause, Mr. Joffe will be entitled to receive through the date which is the later of two years after the termination date or July 1, 2024: (i) his salary at the annual rate as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which his employment agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses, and (v) vested but undistributed shares of common stock granted.

(5)
If a change in control occurs and Mr. Joffe voluntarily terminates his employment agreement for good reason or Mr. Joffe’s employment is terminated by us without cause within two years following a change in control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this footnote or the benefits described in the immediately preceding footnote, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date and vested but undistributed shares of restricted stock granted. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the change in control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the change in control occurs.

(6)
Upon the termination of his employment agreement, for any reason other than termination by us for cause or termination by Mr. Joffe without good reason, (i) any equity awards made pursuant to Paragraph 5(f) of the Amended Employment Agreement (“Executive Awards”) under our 2010 Incentive Plan which are not fully vested will immediately vest and remain exercisable by Mr. Joffe for a period of two years or, if shorter, until the ten year anniversary of the date of grant of each such Executive Award and (ii) any restricted stock awards contemplated by Paragraph 5(g) of the Amended Employment Agreement (such awards, together with the Executive Awards, the “Equity Awards”) (i) will vest in full for the shares granted for the then current Performance Cycle and (b) 66,667 shares will be granted for each other Performance Cycle during the remaining term of the Amended Employment Agreement. The inherent value shown in the table is the additional compensation expense we would have recorded upon the immediate vesting of all Equity Awards which were not fully vested at March 31, 2021. Executive Awards include incentive stock options and nonqualified stock options, restricted stock, restricted stock units, performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units, SARs and cash awards.

(7)
Mr. Joffe is entitled to receive an automobile allowance in the amount of $1,500 per month for two years, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, are our responsibility.

(8)	Under the Fourth Amended Equity Plan, if a holder of equity suffers an Involuntary Termination after a Change in Control, all equity held vests, with performance-based awards vesting at target.
Pay Ratio
Pursuant to SEC rules, we are providing the following disclosure about the relationship of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer.
Ratio for Fiscal 2021
The annual total compensation of our median employee (among all employees except for our Chief Executive Officer) was $10,003. Our Chief Executive Officer’s annual total compensation, as reported in the Total column of the 2021 Summary Compensation Table, was $4,674,829. Based on this information, a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (other than our Chief Executive Officer) was approximately 467:1.
Identification of Median Employee
We completed an analysis including, all Company subsidiaries, all over the world, including Asia. The population used for the pay ratio analysis was the entire global employee population as of March 31, 2021. We considered a total of 2,829 United States and non-United States employees in determining the median employee. For purposes of identifying the median employee, we utilized actual total cash compensation (as reflected in our payroll records) as the consistently applied compensation measure for all employees. All global compensation amounts were converted to USD using an average currency exchange rate over the fiscal year. We used a valid statistical sampling of employees that constitute a range of +/-1% around the median employee to select the actual employee represented in the ratio above. Every employee in this range worked at our Tijuana, Mexico facility.
2021 Director Compensation
We use a combination of cash and equity incentives to compensate our non-employee directors. Directors who are also our employees received no compensation for their service on our Board of Directors in Fiscal 2021. To determine the appropriate level of compensation for our non-employee directors, we take into consideration the significant amount of time and dedication required by the directors to fulfill their duties on our Board of Directors and Board of Directors committees as well as the need to continue to attract highly qualified candidates to serve on our Board of Directors. The information provided in the following table reflects the compensation received or earned by our directors for their service on our Board of Directors in Fiscal 2021.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total
Scott J. Adelson	$58,000	$65,000	$—	$—	$123,000
Rudolph Borneo	$83,000	$65,000	$—	$—	$148,000
David Bryan	$65,000	$65,000	$—	$—	$130,000
Joseph Ferguson	$90,000	$65,000	$—	$—	$155,000
Philip Gay	$94,000	$65,000	$—	$—	$159,000
Duane Miller	$76,500	$65,000	$—	$—	$141,500
Jeffrey Mirvis	$77,000	$65,000	$—	$—	$142,000
Jamy P. Rankin	$13,000	$126,000	$—	$—	$139,000
Barbara L. Whittaker	$62,000	$65,000	$—	$—	$127,000
(1)
Award amounts represent the aggregate grant date fair value of the awards during Fiscal 2021. We provide information regarding the assumptions used to calculate all awards made to non-employee directors in Note 2 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 14, 2021. These awards vest in three equal annual installments, commencing on the anniversary date of the grant. As of March 31, 2021, (i) each of the non-employee directors, other than Ms. Rankin who held 6500, held 7904 unvested shares subject to stock awards and (ii) none of the non-employee directors held unvested option awards.
Each of our non-employee directors receives annual compensation of $40,000 and a fee of $3,000 for attending each Board of Directors meeting, $2,000 for attending each Audit Committee meeting, $1,000 for each Compensation Committee meeting, and $1,000 for each Nominating and Corporate Governance Committee meeting. In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred to attend Board of Directors or Board of Directors committee meetings. In addition, we pay: (i) Mr. Gay an additional $20,000 per year for assuming the responsibility for being Chair of our Audit and Ethics Committees, (ii) Mr. Borneo an additional $10,000 per year for assuming the responsibility for being Chair of our Compensation committee, (iii) Mr. Miller additional $7,500 per year for being Chair of our Nominating and Corporate Governance Committee, and (iv) Mr. Ferguson an additional $20,000 per year for assuming the responsibility for being our lead director. Ms. Whittaker will receive an additional $7,500 per year for being Chair of our Nominating and Corporate Governance Committee in FY22 when she assumes the role from Mr. Miller.
The members of our Board of Directors deferred all board related fees for April 2020 through September 2020, such fees were made up in payments during the fiscal year. In addition, they elected to forego entirely payment for the six extra Board meetings they held between April and May 2020, to address corporate issues related to the worsening COVID-19 crisis.
Under our 2014 Plan, each non-employee director was granted an award of restricted stock units with a grant date fair value of $130,000 upon their election to our Board of Directors, as Ms. Rankin received in December 2020 upon her appointment to the Board. In addition, each non-employee director was awarded restricted stock units with a grant date fair value of $65,000 for each full year of service on our Board of Directors.
Indemnification of Executive Officers and Directors
Article Seven of our Restated Certificate of Incorporation provides, in part, that to the extent required by New York Business Corporation Law, or NYBCL, no director shall have any personal liability to us or our shareholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seven of our Restated Certificate of Incorporation.
Article Nine of our Amended and Restated Bylaws provide that we shall indemnify any person, by reason of the fact that such person is or was a director or officer of our Company or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at our request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
We may purchase and maintain insurance for our own indemnification and for that of our directors and officers and other proper persons as described in Article Nine of our Amended and Restated Bylaws. We maintain and pay premiums for directors’ and officers’ liability insurance policies.
We are incorporated under the laws of the State of New York and Sections 721-726 of Article 7 of the NYBCL provide for the indemnification and advancement of expenses to directors and officers. Section 721 of the NYBCL provides that indemnification and advancement of expenses provisions contained in the NYBCL shall not be deemed exclusive of any rights which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the NYBCL permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of that corporation, or served another entity in any capacity at the request of that corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service of another entity, not opposed to, the best interests of that corporation and, in criminal actions or proceedings, who in addition had no reasonable cause to believe that his or her conduct was unlawful. However, no indemnification may be made to, or on behalf of, any director or officer in a derivative suit in respect of (a) a threatened action or a pending action that is settled or otherwise disposed of or (b) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnify for that portion of settlement and expenses as the court deems proper.
Section 723 of the NYBCL permits a New York corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.
Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.
The foregoing is only a summary of the described sections of the NYBCL and our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and is qualified in its entirety by the reference to such sections and charter documents.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee of our Board of Directors determines the compensation of our officers and directors. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any members of our Board of Directors or our Compensation Committee is an executive officer.
Security Ownership of Certain Beneficial Owners And Management and Related Shareholder Matters
The following table sets forth, as of July 20, 2021, certain information as to the common stock ownership of each of our named executive officers, directors, all executive officers and directors as a group and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 19,116,636 shares of common stock outstanding as of July 20, 2021.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable, or any other securities which will vest within 60 days of July 20, 2021, are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address of the shareholder is c/o Motorcar Parts of America, Inc. 2929 California Street, Torrance, CA 90503.
Name and address of Beneficial Shareholder	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock Fund Advisors(2)	3,045,248	15.9%
55 East 52nd Street, New York, NY 10055
Global Alpha Capital Management, LTD(2)	2,101,011	11.0
1800 McGill College, Suite 2310, Montreal, Quebec H3A 3J6
Pzena Investment Management, LLC(2)	1,968,491	10.3
320 Park Ave, Ste 8, New York, NY 10022
Dimensional Fund Advisors, L.P. (U.S.)(2)	1,506,558	7.9

Name and address of Beneficial Shareholder	Amount and Nature of Beneficial Ownership(1)	Percent of Class
1299 Ocean Ave, Santa Monica, CA 90401
The Vanguard Group Inc.(2)	1,402,100	7.3
P.O. Box 1110, Valley Forge, PA 19482-1110
Wellington Management Company(2)	1,212,289	6.3
280 Congress Street, Boston, MA 02210
Private Capital Management, LLC(2)	1,055,673	5.5
8889 Pelican Bay Boulvard, Suite 500, Naples, Florida 34108
Selwyn Joffe(3)	964,626	5.0
Scott Adelson(4)	59,526	*
Rudolph Borneo(5)	38,304	*
David Bryan	12,626	*
Joseph Edwin Ferguson	11,944	*
Philip Gay(6)	26,101	*
David Lee(7)	138,902	*
Duane Miller	8,549	*
Jeffrey Mirvis(8)	42,124	*
Richard Mochulsky(9)	50,641	*
Jamy Rankin	—
Doug Schooner(10)	51,844	*
Juliet Stone(11)	12,557	*
Barbara Whittaker	10,506	*
Directors and executive officers as a group — 16 persons(12)	1,474,547	7.7%
*	Less than 1% of the outstanding common stock.
(1)	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.
(2)
Based on information contained in filings made by such shareholders with the SEC on as reported in each such shareholder’s most recent Schedule 13F filing. Since there may have been subsequent purchases or sales of securities, this information may not reflect the current holdings by these shareholders.

(3)
Includes 625,541 shares issuable upon exercise of currently exercisable options granted under the Third Amended and Restated 2010 Incentive Award Plan (the “2010 Incentive Award Plan”). Includes 99,082 restricted stock units which have met the performance based metrics and will meet the time-based vesting requirements within 60 days of the record date.

(4)	Includes 6,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(5)	Includes 9,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(6)	Includes 9,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(7)	Includes 117,193 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan.
(8)	Includes 6,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(9)	Includes 41,943 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan.
(10)	Includes 39,643 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan.
(11)
Includes 7,143 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan. Also includes 4,766 options which will be exercisable within 60 days of the record date.

(12)
Includes 870,861 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan and 30,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of our Board of Directors has selected Ernst & Young LLP as the independent registered public accountants to audit our consolidated financial statements for the fiscal year ending March 31, 2022. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. Our Board of Directors believes it is appropriate to submit for ratification by our shareholders the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2022. Your ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2022, does not preclude the Audit Committee from terminating its engagement of Ernst & Young LLP and retaining new independent registered public accountants, if it determines that such an action would be in our best interest.
The Board of Directors recommends that shareholders vote FOR this proposal.

Audit Committee Report
The following Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporate by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Audit Committee by reference therein.
The following table summarizes the total fees we paid to our independent certified public accountants, Ernst & Young LLP, for professional services provided during the following fiscal years ended March 31:
	2021	2020	2019
Audit Fees	$2,275,000	$3,666,000	$2,981,000
Tax Fees	300,000	219,000	326,000
All Other Fees	—	5,000	2,000
Total	$2,575,000	$3,890,000	$3,309,000
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, and the independent registered public accounting firm’s capabilities, technical expertise and knowledge of the Company’s operations and industry.
Based on this evaluation, the Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022. The members of the Audit Committee and the Board believe that due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, including significant matters in audit, it is in the best interests of the Company and its shareholders to continue retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board ask the shareholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm.
In performing its function, the Audit Committee has among other tasks:
•	Reviewed and discussed the audited financial statements of the Company as of and for the year ended March 31, 2021, with management and with the independent registered public accounting firm;
•
Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as other matters including the scope of the audit, the Company’s significant accounting policies, new accounting pronouncements and the critical audit matter addressed during the audit; and

•
Received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and discussed, with the independent registered public accounting firm, their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2021, for filing with the SEC.
Audit fees in Fiscal 2021, 2020 and 2019 consisted of (i) the audit of our annual financial statements, (ii) the reviews of our quarterly financial statements, (iii) audit of internal control over financial reporting, and (iv) statutory audits.
Tax fees in Fiscal 2021, 2020 and 2019 related primarily to the preparation of federal and state tax returns, transfer pricing, and federal and state examinations.

All Other fees consists of fees for services that are not included in the above categories and primarily includes fees for obtaining access to an online accounting research tool.
There were no Audit-Related Fees in Fiscal 2021, 2020 or 2019.
Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit and non-audit related fees in Fiscal 2021, 2020 and 2019 were pre-approved by the Audit Committee.
The audit fees in Fiscal 2021 were significantly reduced from Fiscal 2020 due to improving efficiencies and the remediation of the material weakness during Fiscal 2020.
The below report is submitted on behalf of the members of the Audit Committee:
Philip Gay, Chair
Joseph Ferguson
Jeffrey Mirvis

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our shareholders are being asked to approve in an advisory resolution the compensation of our named executive officers as reported in this proxy statement. Our Board previously determined to provide our shareholders with the opportunity to vote on a non-binding, advisory basis, on our named executive officers’ compensation every year, and at our Annual Meeting of Shareholders held on December 18, 2017, our shareholders approved on a non-binding advisory basis having future advisory votes on the compensation of our named executive officers every year.
This proposal is our “say on pay” proposal. It gives you the opportunity to let us know how you view the overall compensation of our named executive officers and the policies and practices described in this proxy statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “MISCELLANEOUS - Shareholder Communications with Our Board.”
Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:
“RESOLVED, that the shareholders of Motorcar Parts of America, Inc. approve on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement.”
The Board of Directors recommends that shareholders vote FOR this proposal.

APPENDIX A
EBITDA with certain adjustments as discussed in earnings press release for Fiscal 2021
Year Ended March 31, 2021
GAAP net income	$21,476,000
Interest expense, net	15,770,000
Income tax expense	9,387,000
Depreciation and amortization	11,144,000
EBITDA	$57,777,000

Items impacting EBITDA
Customer allowances, return accruals and changeover costs related to new business, net of costs	$408,000
Core premium amortization impacting net sales	6,590,000
Impact of tariffs	(3,229,000)
New product line start-up costs and transition expenses(a)	17,204,000
Revaluation - cores on customers' shelves, and gain due to realignment of inventory at two customer distribution centers	209,000
Increased expenses related to COVID-19	9,101,000
Acquisition costs, earn-out accruals, severance and restatement-related fees	1,391,000
Share-based compensation expenses	5,247,000
Foreign exchange impact of lease liabilities and forward contracts	(17,606,000)
Total items impacting EBITDA	$19,315,000
(a)	Excludes depreciation, which is included in the depreciation and amortization line item.

MISCELLANEOUS
Shareholder Proposals
To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on March 31, 2022. Proposals should be addressed to Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503.
Our Amended and Restated By-Laws require that any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the next annual meeting of shareholders, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders. As a result, proposals, including director nominations, submitted pursuant to the provisions of our Amended and Restated By-Laws must be received no earlier than May 16, 2022, nor later than June 15, 2022. Proposals should be addressed to Corporate Secretary, 2929 California Street, Torrance, California 90503 and include the information set forth in our Amended and Restated By-Laws. SEC Rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding the shareholder’s compliance with these deadlines.
Shareholder Communication with our Board
Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications, and forward these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chair.
Other Matters
We are not aware of any matters other than those specifically referred to in this Proxy Statement that may be brought before the meeting. If any other matters or motions should properly come before the meeting, including a motion to postpone or adjourn the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.
Annual Report on Form 10-K
Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as filed with the Securities and Exchange Commission on June 14, 2021, are being mailed to each shareholder of record together with this proxy statement, unless such shareholder elects to receive such materials online, through notice and access.
Proxies
All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign, date and promptly return the enclosed form of Proxy or vote online using www.proxyvote.com.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (i) notify your broker or (ii) direct your written request to: Motorcar Parts of America, Inc. Attn: Corporate Secretary, 2929 California Street, Torrance, California 90503, telephone: (310) 212-7910. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.
By order of the Board of Directors

Juliet Stone, Secretary
July 29, 2020

MOTORCAR PARTS OF AMERICA, INC.
2929 CALIFORNIA STREET
TORRANCE, CA 90503
ATTN: JULIET STONE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D57520-P59668

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTORCAR PARTS OF AMERICA, INC.

The Directors recommend a vote FOR all Nominees listed in Proposal 1, FOR approval of Proposal 2, and FOR approval of Proposal 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Selwyn Joffe	☐	☐	☐
1b. Scott J. Adelson	☐	☐	☐
1c. Dr. David Bryan	☐	☐	☐
1d. Rudolph J. Borneo	☐	☐	☐
1e. Joseph Ferguson	☐	☐	☐
1f. Philip Gay	☐	☐	☐
1g. Duane Miller	☐	☐	☐
1h. Jeffrey Mirvis	☐	☐	☐
1i. Jamy P. Rankin	☐	☐	☐
1j. Barbara L. Whittaker	☐	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending March 31, 2022.	☐	☐	☐
3. To vote on an advisory (non-binding) proposal to approve the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be held September 13, 2021.

The Proxy Statement and our 2021 Annual Report to Stockholders are available at www.proxyvote.com.

D57521-P59668

MOTORCAR PARTS OF AMERICA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MOTORCAR PARTS OF AMERICA, INC.

The undersigned hereby appoints Selwyn Joffe and Juliet Stone, and each of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote all shares of the common stock, $0.01 par value per share, of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m. (PT) on **September 13, 2021** at the offices of the Company at 2929 California Street, Torrance, California 90503 and any and all adjournments or postponements thereof (the "Meeting"), on the proposals set forth below and any other matters properly brought before the Meeting.

Unless a contrary direction is indicated, this Proxy will be voted **FOR** all nominees listed in Proposal No. 1, **FOR** approval of Proposal No. 2, and **FOR** approval of Proposal No. 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to be voted at said Meeting heretofore earlier given by the undersigned are hereby revoked. Receipt of Notice of Stockholders Meeting and Proxy Statement dated July 29, 2021 is hereby acknowledged.

Continued and to be signed on reverse side